UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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STAMPS.COM INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1990 E. Grand Avenue
El Segundo, CA 90245
(310) 482-5800
Dear Stockholder:
You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Stamps.com Inc. (the “Annual Meeting”) to be held at 10:00 a.m. Pacific Daylight Savings Time on Wednesday, June 12, 2019, at Stamps.com Inc., 1990 E. Grand Avenue, El Segundo, CA 90245.
Your vote at the Annual Meeting is important to us. At the Annual Meeting, you will be asked (i) to elect two Class II directors, (ii) to approve, on a non-binding advisory basis, our executive compensation, and (iii) to ratify the selection of our independent auditors for 2019. The accompanying Notice of 2019 Annual Meeting of Stockholders and proxy statement describes the matters to be presented at the Annual Meeting.
Our board of directors unanimously recommends that stockholders vote in favor of (i) the election of the nominated directors, (ii) the resolution approving, on a non-binding advisory basis, our executive compensation, and (iii) the ratification of our independent auditors for 2019.
Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. Please note that if your stock is held by a bank, broker or other nominee, you must follow the instructions you receive from your bank, broker or other nominee, to have your stock voted. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.
Sincerely,

/s/ Ken McBride

Ken McBride
Chief Executive Officer
Los Angeles, California
May 2, 2019

1990 E. Grand Avenue
El Segundo, CA 90245
(310) 482-5800
NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 12, 2019

TO THE STOCKHOLDERS OF STAMPS.COM INC.:
NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Stamps.com Inc., a Delaware corporation, will be held on June 12, 2019, beginning at 10:00 a.m. Pacific Daylight Savings Time at Stamps.com Inc., 1990 E. Grand Avenue, El Segundo, CA 90245, for the following purposes:

1.	To elect two Class II directors to serve for a three-year term ending at the 2022 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To approve, on a non-binding advisory basis, our executive compensation; and

3.	To ratify the appointment of Ernst & Young LLP as our independent auditors for 2019.
The foregoing matters are described in more detail in the enclosed proxy statement. Our board of directors has fixed the close of business on April 15, 2019 as the record date for the determination of our stockholders entitled to notice of, and to vote at, the Annual Meeting and any and all postponements or adjournments thereof. Only those stockholders of record as of the close of business on that date are entitled to notice of and to vote at the Annual Meeting. Our stock transfer books will remain open between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any of our stockholders, for any purpose germane to the meeting, at the Annual Meeting and during ordinary business hours at our executive offices for a period of ten days prior to the Annual Meeting.
All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy card as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy card because your shares are registered in different names and addresses, each proxy should be signed and returned to ensure that all your shares will be voted. You may revoke your proxy at any time before the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.
BY ORDER OF THE BOARD OF DIRECTORS,

/s/ MATTHEW A. LIPSON

Matthew A. Lipson
Chief Legal Officer
and Secretary
Los Angeles, California
May 2, 2019

Important Notice Regarding Availability of Proxy Materials
for the 2019 Annual Meeting of Stockholders to be Held on June 12, 2019
Our notice of annual meeting, proxy statement and annual report on Form 10-K are available on the Internet at http://investor.stamps.com/sec.cfm.

1990 E. Grand Avenue
El Segundo, CA 90245
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2019
GENERAL INFORMATION
General
The enclosed proxy is solicited on behalf of the board of directors (our "Board") of Stamps.com Inc., for use at our Annual Meeting of Stockholders to be held on June 12, 2019 and at any and all adjournments or postponements thereof (the "Annual Meeting"). The Annual Meeting will begin at 10:00 a.m. Pacific Daylight Savings Time at Stamps.com Inc., 1990 E. Grand Avenue, El Segundo, CA 90245. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about May 2, 2019.
Voting and Proxies
Only holders of record of our common stock at the close of business on April 15, 2019 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 17,388,024 shares of our common stock were issued and outstanding. Holders are entitled to one vote at the Annual Meeting for each share of common stock held that was issued and outstanding as of the Record Date. A majority of the outstanding shares of our common stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.
If you properly sign and return the enclosed form of proxy, your shares represented will be voted at the Annual Meeting in accordance with your specified instructions. If you do not specify how your shares are to be voted, your shares will be voted (i) FOR the election of the directors proposed by our Board, (ii) FOR the resolution approving, on a non-binding advisory basis, our executive compensation, and (iii) FOR the ratification of our independent auditors for 2019.
If your shares of common stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted. If your shares are held by a broker, then the broker will ask you how you want your shares to be voted. If you give the broker instructions, then your shares will be voted as you direct. If you do not give instructions, then for the ratification of the independent auditors, the broker may vote your shares in its discretion, but for the election of directors, and the approval of our executive compensation on a non-binding advisory basis, the broker is not entitled to vote your shares at all.
You may revoke or change your proxy at any time before the Annual Meeting by filing with our secretary at 1990 E. Grand Avenue, El Segundo, CA 90245, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation
We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this notice of annual meeting, proxy statement, the proxy card and any additional solicitation materials furnished to our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for costs incurred in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, e-mail or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for soliciting. We intend to post this proxy statement and our 2018 Annual Report on Form 10-K on our website (http://investor.stamps.com/sec.cfm) for public review. Except as described above, we do not presently intend to solicit proxies other than by mail. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option to do so.
Annual Meeting Attendance
Attendance and voting at the Annual Meeting is limited to stockholders at the close of business on the Record Date and our invitees. No cameras, recording equipment or other electronic devices will be permitted in the Annual Meeting. In order to be admitted to the Annual Meeting, if you are (i) a stockholder of record, you must bring a valid, government issued photo identification and (ii) if you are a beneficial stockholder you must bring an account statement or letter from your broker or bank showing that you owned stock as of the Record Date and a valid, government issued photo identification. We will not be required to admit any attendees that do not show the documentation specified in the preceding sentence.
Deadline for Receipt of Stockholder Proposals / Nominations
Under Securities and Exchange Commission ("SEC") Rule 14a-8, proposals of stockholders that are intended to be presented by such stockholders at our 2020 annual meeting of stockholders and included in the proxy statement and form of proxy relating to that meeting must be received no later than January 3, 2020. Stockholders wishing to submit proposals for the 2020 annual meeting of stockholders outside of Rule 14a-8 may do so if the proposal was timely received by us under our bylaws, as calculated below. In addition, subject to SEC Rule 14a-4(c), the proxy solicited by our Board for the 2020 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting if notice of the proposal was not timely received by us under our bylaws, as calculated below. Our bylaws provide that to be timely, notice of a nomination for director or other proposal must be delivered to or mailed and received at our principal executive offices not less than 120 days nor more than 150 days before the one year anniversary of the date of the preceding year's annual meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS

General
Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. Our Board currently consists of six members.
Our six member Board is currently divided into three classes comprised of two Class I directors, two Class II directors and two Class III directors.
Class II, the class whose term of office expires at the Annual Meeting, currently consists of two directors. The directors elected to this class will serve for a term of three years, beginning on the date of the Annual Meeting and expiring at the 2022 annual meeting of stockholders, or until their successors have been duly elected and qualified. Each of the nominees listed below is currently a director.
Each nominee for election has agreed to serve if elected, and management has no reason to believe that either nominee will be unavailable to serve. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who may be designated by our Board to fill the vacancy.
Directors are elected by a plurality of the votes cast on the election of directors, which means that the nominees with the highest number of votes cast in their favor are elected as directors up to the maximum number of directors to be elected. Accordingly, a withhold vote or broker non-vote will have no effect on the outcome of this election. You may not cumulate votes in the election of directors.
Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.
Directors
The following table sets forth certain information regarding our current directors as of April 15, 2019:

Name	Age	Position
Mohan P. Ananda (1)(2)(3)	72	Director and Director Nominee
David C. Habiger (3)	50	Director and Director Nominee
G. Bradford Jones (1)(2)	64	Director
Kate Ann May	52	Director and Chief Executive Officer of our ShippingEasy subsidiary
Kenneth T. McBride	51	Chairman of the Board and Chief Executive Officer
Theodore R. Samuels, II (1)	64	Director

(1) Member of the Audit Committee
(2) Member of the Nominating Committee
(3) Member of the Compensation Committee
Each of our directors, including our current nominees, was nominated based on the assessment of our Nominating Committee and our Board that he or she has demonstrated: relevant business experience, excellent decision-making ability, good judgment, and personal integrity and reputation. Our Board consists of, and seeks to continue to include, persons whose diversity of skills, experience and background are complementary to those of our other directors.

Nominees For Term Ending at the 2022 Annual Meeting of Stockholders
Mohan P. Ananda has been one of our directors since 1998.  Mr. Ananda is a founder, and currently serves as the chief executive officer and chairman of the board, of Ananda Enterprises, Inc., an investment and management consulting company, and has served there for more than five years. He is also currently serving as the executive chairman of the board of Second OpinionExpert, Inc., a healthcare technology company. From 1997 to 1998, Mr. Ananda served as our chief executive officer. From 1986 to 1996, Mr. Ananda was a partner of Ananda & Krause, a law firm.  Mr. Ananda also serves on the boards of directors of several privately held companies and previously served on the boards of directors of JAB Holdings Ltd and Envestnet. Mr. Ananda received his B.S. in Mechanical Engineering from Coimbature Institute of Technology in India, his M.S. in Aeronautics from the California Institute of Technology, his Ph.D. in Astrodynamics and Control from University of California, Los Angeles, and his J.D. from the University of West Los Angeles. Mr. Ananda was instrumental in the founding of our company and has extensive experience with the technology and industry of our PC Postage business, and that experience has proven invaluable for our Board.
David C. Habiger joined our board of directors in 2016. Beginning in March 2018, Mr. Habiger has served as Chief Executive Officer of JD Power, a data analytics company. From 2012 to 2016, Mr. Habiger was the Chief Executive Officer and a director of Textura, a cloud based provider of collaboration productivity and payment solutions. From July 2011 until its sale to Cisco Systems in August 2012, Mr. Habiger served as the Chief Executive Officer of NDS Group Ltd., a provider of video software and content security solutions. Previously, Mr. Habiger served as President and Chief Executive Officer of Sonic Solutions, a world leader in digital media tools and software. Mr. Habiger also serves on the boards of directors of the following public companies: Control4 Corp. (Nasdaq: CTRL), where he is the Lead Director; Echo Global Logistics, Inc. (Nasdaq: ECHO), where he sits on the audit and compensation committees; GrubHub Inc. (NYSE: GRUB), where he sits on the audit and compensation committees; and Xperi (Nasdaq: XPER), where he sits on the audit and nominating committees. He is a venture partner at the Pritzker Group and a Senior Advisor to Silver Lake. Mr. Habiger received an MBA from the University of Chicago. Mr. Habiger’s extensive experience operating large organizations, including those that are publicly traded, and his knowledge of technology, business, accounting, and finance, as well as his experience serving on the boards of directors of other companies are invaluable to our Board’s discussions regarding business operations, executive compensation, business strategy, and finance.
Continuing Directors Whose Term Expires at the 2020 Annual Meeting of Stockholders
Kenneth T. McBride has served as our chief executive officer and a Board member since August 2001. Beginning in 1999, Mr. McBride has held various positions at our company: as President from 2001 until January 2012; as chief financial officer from August 2000 to January 2004; and as senior director and vice president of finance from 1999 to 2000. Mr. McBride has also been chairman of our Board since January 2012. From May 2015 through November 2018, Mr. McBride served on the board of directors of CafePress Inc., a recognized pioneer in the customized retail products industry. From August 2012 through January 2014, Mr. McBride served on the board of directors of LegalZoom.com, Inc., the leading provider of Internet-based legal services for small businesses and consumers, where he also served as the chairman of the audit committee, and as a member of the compensation committee. Mr. McBride holds a bachelor’s degree, with honors, and a master’s degree, in Electrical Engineering from Stanford University. Mr. McBride also holds an MBA from the Graduate School of Business at Stanford University.
Theodore R. Samuels, II joined our board of directors in 2017. From 1981 to his retirement in 2017, Mr. Samuels served the Capital Group Companies, an investment management company that grew to $1.4 trillion during Mr. Samuels's tenure, in a variety of capacities, including as the President of Capital Guardian Trust Company from 2010 to 2017. Mr. Samuels has also been a member of the boards of directors, audit, proxy and finance committees of Capital Group and certain of its affiliates from time to time. Mr. Samuels also serves on the boards of directors of the Perrigo Company plc, a healthcare company based in Ireland (NYSE: PRGO) where he is a member of the audit committee and previously served on the remuneration committee, and Bristol Myers Squibb Company, a leading global biopharmaceutical company (NYSE: BMY). Mr. Samuels received an MBA from Harvard Business School. Mr. Samuels’ extensive experience with and knowledge of investment management, finance, accounting, and business strategy are invaluable to our Board’s discussions on accounting, technology, finance, business strategy, and cash management.

Continuing Directors Whose Term Expires at the 2021 Annual Meeting of Stockholders
G. Bradford Jones has been one of our directors since 1998.  Mr. Jones is currently a general partner at Brentwood Venture Capital, which he joined in 1981, and an advisory partner of Redpoint Ventures, a firm he co-founded in 1999.  Mr. Jones currently serves on the boards of directors of several privately held companies.  Mr. Jones received his B.A. in Chemistry from Harvard University, his M.A. in Physics from Harvard University and his J.D./M.B.A. from Stanford University. Mr. Jones' extensive experience with and knowledge of the technology industry, business management, investment management, finance and accounting, and his experience serving on the boards of directors of other companies are invaluable to our Board’s discussions regarding business strategy, accounting, technology, finance, cash management, capital allocation, and share repurchase strategies.
Kate Ann May joined our board of directors in March 2019. Ms. May has served as the chief executive officer of our ShippingEasy subsidiary since we acquired it on July 1, 2016, and our Board determined on July 25, 2018 that she was an executive officer of the company within the meaning of Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934.  Ms. May became the chief executive officer of ShippingEasy, Inc., then a fledgling Sydney-based start-up, in 2012. Prior to that, she was the founder and chief executive officer of Kidspot.com from 2005 to 2012. Ms. May earned her MBA with honors from the University of Texas. Ms. May brings to our Board her extensive experience in the technology industry in general and shipping and mailing technology in particular, as well as her experience as a business leader constructing successful business models around disruptive technologies and executing to bring exceptional returns to shareholders.
Unless otherwise instructed, the proxies will vote “for” the election of the nominees listed above.
Recommendation of our Board
Our Board recommends that you vote “FOR” the election of the nominees listed above.

BOARD COMMITTEES AND MEETINGS AND CORPORATE GOVERNANCE
Board Committees and Meetings
Our Board held seven meetings during 2018. Each director attended 75% or more of the aggregate of (i) the total number of meetings of our Board and (ii) the total number of meetings held by all committees of our Board on which such director served during 2018. Our Board members are not required to attend our annual meetings of stockholders, and no director, other than our chief executive officer, attended our annual meeting of stockholders in 2018. Our Board has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, a Compensation Committee and a Nominating Committee.
Audit Committee. The Audit Committee consists of three directors, Messrs. Ananda, Jones and Samuels, and is primarily responsible for hiring our independent auditors, approving the services performed by our independent auditors and reviewing their reports regarding our accounting practices and systems of internal accounting controls. Mr. Jones serves as the chairman of our Audit Committee. The Audit Committee acts pursuant to a written charter adopted by our Board, which is available on our website at http://investor.stamps.com/documentdisplay.cfm?DocumentID=1898. All members of the Audit Committee are, and during 2018 were, non-employee directors and “independent” pursuant to the rules of The NASDAQ Stock Market and SEC rules. In addition, our Board has determined that each of Messrs. Jones and Samuels is an "audit committee financial expert" as defined by applicable SEC rules. Our Audit Committee held five meetings during 2018.
Compensation Committee. The Compensation Committee consisted of two directors, Messrs. Ananda and Habiger, throughout 2018. The Compensation Committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. Our Compensation Committee also has the authority to administer our employee stock purchase plan and our stock incentive plan and to grant awards under our stock incentive plan. Mr. Habiger serves as the chairman of our Compensation Committee. All members of the Compensation Committee are non-employee directors and are “independent” pursuant to the rules of The NASDAQ Stock Market. The Compensation Committee acts pursuant to a written charter adopted by our Board, which is available on our website at http://investor.stamps.com/documentdisplay.cfm?DocumentID=1896. The Compensation Committee will only delegate its authority to the extent consistent with our certificate of incorporation and bylaws and applicable laws, regulations and listing standards. No compensation consultant was engaged to provide advice or recommendations on our executive or director compensation for 2018. The Compensation Committee held two meetings during 2018.
Nominating Committee. The members of our Nominating Committee throughout 2018 were Messrs. Ananda and Jones. All members of the Nominating Committee are non-employee directors and are “independent” directors under the rules of The NASDAQ Stock Market. The Nominating Committee acts pursuant to a written charter adopted by our Board, which is available on our website at http://investor.stamps.com/documentdisplay.cfm?DocumentID=1894. The Nominating Committee held one meeting during 2018.
The responsibilities of the Nominating Committee include (i) screening and recommending to our Board qualified candidates for election or appointment to our Board; (ii) recommending the number of members that shall serve on our Board; (iii) evaluating and reviewing the independence of existing and prospective directors; and (iv) reviewing and reporting on additional corporate governance matters as directed by our Board.
Our Nominating Committee manages the process for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills and characteristics required on our Board, the current makeup of our Board, the results of the evaluations, and the wishes of our Board members to be re-nominated, our Nominating Committee recommends to our Board whether those individuals should be re-nominated. Our Nominating Committee also periodically reviews with our Board whether it believes our Board would benefit from adding one or more new members, and if so, the appropriate skills and characteristics desired in such new member(s). If our Board determines that a new member would be beneficial, our Nominating Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including candidates recommended by stockholders), are reviewed under the same process. Our Nominating Committee screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Nominating Committee members, other members of our Board and senior members of management. Upon completion of these interviews and other due diligence, our Nominating Committee may recommend to our Board the election or nomination of a candidate.
We expect that candidates for independent director will typically be found through recommendations from current directors, although recommendations may come from other sources as well. For example, in 2016, we hired an executive search firm that assisted us in searching for new director candidates. Our stockholders may also recommend director candidates by sending the candidate’s name, age, resume, amount of our stock beneficially owned and other information required in solicitations of proxies for the election of directors, to the Nominating Committee under the provisions set forth below for communication with our Board. To be timely, a recommendation must be delivered to or mailed and received not less than one-hundred twenty (120) days prior to our annual meeting at which directors are to be elected. No such suggestions from our stockholders were received in time for the Annual Meeting.
The Nominating Committee has no predefined minimum criteria for selecting director nominees, although it believes that all directors should share qualities such as business experience, excellent decision-making ability, good judgment, personal integrity and excellent reputation. In any given search, the Nominating Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. However, during any search, the Nominating Committee reserves the right to modify its stated search criteria for exceptional candidates. Although the Nominating Committee does not have a formal policy with respect to diversity, the Nominating Committee endeavors to seek nominees representing diverse experience in policy-making positions in business and technology, and in areas that are relevant to our activities. Furthermore, the Nominating Committee Charter provides that it is committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which Board nominees are chosen.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee currently consists of two directors, Messrs. Ananda and Habiger. None of these individuals was one of our officers or employees during 2018 or had any relationship with us requiring disclosure under Item 404 of Regulation S-K. None of our current executive officers has ever served as a member of the board of directors or the compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board or Compensation Committee.
Contacting the Board
Any stockholder who desires to contact our Board may do so by writing to the following address: Board of Directors, c/o Legal Department, Stamps.com Inc., 1990 E. Grand Avenue, El Segundo, CA 90245. Communications received are distributed to an independent Board member, as well as other members of our Board, as appropriate, depending on the facts and circumstances outlined in the communication received, within the discretion of the Legal Department.
Director Independence
We are required to identify directors who are independent under standards defined by SEC rules governing proxy statement disclosures. Our Board has determined that, except for Mr. McBride and Ms. May, each of our directors qualifies as an independent director under the rules of The NASDAQ Stock Market, the standard applied to us by such SEC rules. Mr. McBride is not independent because he serves as our chief executive officer, and Ms. May is not independent because she serves as the chief executive officer of our ShippingEasy subsidiary.
Board Leadership Structure and Role in Risk Oversight
Our Board combined the role of chairman and chief executive officer effective January 13, 2012. Our Board believes that the chief executive officer is best situated to serve as chairman because he is the director most familiar with our business and industry and is therefore best able to identify the strategic priorities to be discussed by the Board. Our Board believes that combining the role of chairman and chief executive officer facilitates information flow between management and the Board and fosters strategic development and execution. Our Board has not appointed a lead independent director as all members of our Board take an active role in evaluating our risks and strategic direction. Each committee of our Board is responsible for evaluating certain risks and overseeing the management of such risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees the process by which our senior management and the relevant departments assess and manage our exposure to, and management of, financial risks as well as potential conflicts of interest. The Nominating Committee manages risks associated with the independence of our Board. Our entire Board is regularly informed about these risks and oversees the management of these risks and regularly reviews information regarding our operations and finances as well as our strategic direction. Our Board’s role in risk oversight has confirmed our Board’s determination that its leadership structure is most appropriate for our company, as the Board is fully integrated into the risk oversight function.
Code of Ethics
We have adopted a written code of business and ethical conduct (our “Code of Ethics”) that applies to our principal executive officer, principal financial officer and principal accounting officer. Our Code of Ethics, which also applies to our directors and all of our officers and employees, can be found on our web site, at http://investor.stamps.com/documentdisplay.cfm?DocumentID=1897. We intend to make all required disclosures concerning any amendments to, or waivers from, our Code of Ethics on our web site at http://investor.stamps.com. Upon request to our secretary, we will provide a copy of our Code of Ethics to any person without charge.
DIRECTOR COMPENSATION
Summary of Compensation
Our Board has periodically independently reviewed compensation levels of other company boards, most recently in April 2017, at which time it set our Board service compensation level somewhat below the average level of 91 comparable publicly traded technology companies with market capitalization between $1 billion and $3 billion. Such comparable companies, which are also identified on Annex A, had average revenue of approximately $560 million, average market capitalization of approximately $1.8 billion and average net income of approximately $20 million. Our Board expects to review its compensation as needed or as proposed by any director, but in any event at least every four years. Although our executive officers may provide background data in connection with this process, they are generally not involved in the decision on Board compensation except to the extent that Mr. McBride, our chief executive officer, and Ms. May, the chief executive officer of our ShippingEasy subsidiary, are involved as members of our Board.
The following summarizes our non-employee director compensation. Directors who are also our employees do not receive any additional compensation for Board service.
Cash Compensation. Each of our non-employee directors receives an annual retainer of $45,000, together with $1,500 for each Board meeting attended and $800 for each Board committee meeting attended. Additional annual retainers are paid for service on our Audit Committee or Compensation Committee as follows: the chairman of the Audit Committee receives an additional $18,000; other members of the Audit Committee receive an additional $6,000; the chairman of the Compensation Committee receives an additional $13,000; and other members of the Compensation Committee receive an additional $5,000. Directors are reimbursed for all reasonable expenses incurred by them in attending Board and committee meetings.
Option Grants. Each individual who joins our Board as a non-employee director and has not previously been one of our employees automatically receives, at the time of his or her initial election or appointment, an option to purchase 5,000 shares of our common stock. In addition, on the date of each annual meeting of stockholders, each individual who is to continue to serve as a non-employee Board member, whether or not that individual is standing for re-election at that particular annual meeting, automatically receives an option to purchase 5,000 shares of our common stock. Each option granted to our non-employee directors vests immediately, has an exercise price per share equal to the fair market value per share of our common stock on the grant date and has a maximum term of ten years. All non-employee directors who were serving at such time received automatic option grants on June 11, 2018 for 5,000 shares each of our common stock at an exercise price per share of $266.95, the fair market value per share of our common stock on the grant date.

Director Compensation Table

The following table contains information with respect to the compensation of our non-employee directors for the fiscal year ended December 31, 2018:

Name	Fees Earned or	Option
	Paid in Cash	Awards	Total
	($)	($)(1)(2)	($)
Mohan Ananda	$72,100	$510,565	$582,665
David C. Habiger	$70,100	$510,565	$580,665
G. Bradford Jones	$77,500	$510,565	$588,065
Theodore R. Samuels, II	$65,500	$510,565	$576,065

(1)
The amounts in this column represent the aggregate grant date fair value of option awards granted in 2018, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("ASC 718"). See Note 2 of our “Notes to Consolidated Financial Statements” in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2019 for a discussion of assumptions we made in determining the amounts included in this column. For each non-employee director, the aggregate grant date fair value in this column is equal to the individual grant date fair value of the options to purchase 5,000 shares of common stock granted on June 11, 2018, as such directors received only one grant of options during 2018.

(2)
As of December 31, 2018, Mohan Ananda held options to purchase 15,000 shares of our common stock, David C. Habiger held options to purchase 15,000 shares of our common stock, G. Bradford Jones held options to purchase 30,000 shares of our common stock and Theodore R. Samuels, II held options to purchase 15,000 shares of our common stock.

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act of 1934, we are giving our stockholders the opportunity to vote, on a non-binding advisory basis, to approve our executive compensation. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. In 2018, the advisory vote on our executive compensation was approved by approximately ninety-six and six-tenths percent (96.6%) of the shares present and entitled to vote. These results represented overwhelming majority support for our named executive officer compensation.
As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation structure is designed to attract and retain executives who have the skills and experience necessary to achieve our corporate goals, to align management’s interests with those of long-term stockholders, and to attract and retain executive management talent by providing overall compensation that is comparable to what is available through other employment opportunities for those individuals. We believe our total compensation is designed to reflect the value created for stockholders while supporting our strategic goals. Please read the "Executive Compensation" section, including “Compensation Discussion and Analysis,” for additional details about our executive compensation programs, including information about the fiscal 2018 compensation of our named executive officers.
We will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
RESOLVED, that the stockholders of Stamps.com Inc. hereby approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in Stamps.com Inc.’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.
This vote is advisory, and therefore not binding on us, our Board or our Compensation Committee. However, our Board and Compensation Committee value the opinions that our stockholders express in their votes and will consider the outcome of this vote when considering future executive compensation arrangements as they deem appropriate. The next “say-on-pay” advisory vote will occur at our 2020 annual meeting of stockholders based on the recommended advisory vote on the frequency of future advisory votes on executive compensation taken at our 2017 annual meeting of stockholders. Abstentions will be counted towards the tabulations of votes cast and will have the same effect as negative votes, whereas broker non-votes, if any, will not constitute votes cast and therefore will have no effect on the outcome of this advisory vote.
Unless otherwise instructed, the proxies will vote “for” the above resolution.
Recommendation of our Board
Our Board recommends that you vote “FOR” approval of the Non-Binding Advisory Vote on Executive Compensation.

PROPOSAL THREE: RATIFICATION OF INDEPENDENT AUDITORS

General
Our Audit Committee has appointed the firm of Ernst & Young LLP, our independent auditors during 2018, to serve in the same capacity for 2019, and is asking our stockholders to ratify this appointment. Stockholder ratification of the appointment is not required by our bylaws or by any other applicable legal requirement. However, our Board is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice.
If stockholders fail to ratify the appointment, the Audit Committee and our Board will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if our Audit Committee believes that such a change would be in our best interests.
A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
The ratification of the appointment of Ernst & Young LLP as our independent auditors for 2019 requires the affirmative vote of the holders of a majority of the shares of our common stock present at the Annual Meeting in person or by proxy and entitled to vote. Abstentions will be counted towards the tabulation of votes cast and will have the same effect as negative votes. Brokers may vote on this proposal, and any broker non-votes would have no effect on the outcome of this vote.
Unless marked to the contrary, proxies received will be voted “for” ratification of the appointment of Ernst & Young LLP as our independent auditors for 2019.
Recommendation of our Board
Our Board recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as our independent auditors for 2019.

INDEPENDENT AUDITORS’ FEES AND SERVICES
Fees Billed by Ernst & Young LLP during 2018 and 2017
During 2018 and 2017, Ernst & Young LLP provided various audit, audit related and non-audit services to us as follows:
Audit Fees
Aggregate fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements, including professional services related to the audits of the effectiveness of internal control over financial reporting, and review of financial statements included in our quarterly reports on Form 10-Q, totaled approximately $820,834 and $867,620 during 2018 and 2017, respectively, including for 2017, the services of Ernst & Young LLP in connection with the filing of a Form S-8 Registration Statement.
Audit-Related Fees
There were no audit-related fees billed to us during 2018 or 2017.
Tax Fees
Fees billed to us by Ernst & Young LLP for tax services rendered to us during 2018 and 2017 totaled approximately $74,482 and $50,968, respectively. Tax services for which we were billed in 2018 comprised a review of certain federal tax matters and tax advice related to the acquisition of MetaPack, and in 2017 comprised a review of certain federal tax matters.
All Other Fees
We had no fees billed to us by Ernst & Young LLP for professional services during 2018 or 2017 other than the audit fees, audit-related fees and tax fees described above.
Pre-Approval Policy
Our Audit Committee’s charter provides that the Audit Committee pre-approve all audit and permitted non-audit services to be performed by our independent auditors. Pre-approval is generally provided at a meeting of the Audit Committee and covers a specified period of time. Any pre-approval is detailed as to the particular service or category of services covered and is generally subject to a specific budget. The independent auditors and management periodically report to the Audit Committee regarding the extent of services provided by our independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve other particular services on a case-by-case basis. All services provided to us by Ernst & Young LLP during 2018 and 2017 were pre-approved by the Audit Committee in accordance with this policy.
Determination of Independence
Our Audit Committee and our Board have determined that the fees received by Ernst & Young LLP for the non-audit related professional services listed above are compatible with maintaining Ernst & Young LLP’s independence, and such fees were approved by the Audit Committee.

MANAGEMENT
The following table sets forth certain information regarding our executive officers as of April 15, 2019:

Name	Age	Position
Ken McBride	51	Chief Executive Officer and Chairman of the Board of Directors
Jeff Carberry	45	Chief Financial Officer
Jonathan Bourgoine	48	Chief Technology Officer
Sebastian Buerba	44	Chief Marketing Officer
John Clem	47	Chief Product Officer
Kyle Huebner	48	President
J. Nathan Jones	49	Chief Executive Officer of ShipStation
Amine Khechfe	54	Chief Strategy Officer
Matt Lipson	46	Chief Legal Officer and Secretary
Katie May	52	Chief Executive Officer of ShippingEasy
Steve Rifai	51	Chief Sales Officer

Ken McBride’s biography is set forth above under the heading "Proposal One: Election of Director – Continuing Directors Whose Term Expires at the 2020 Annual Meeting of Stockholders."
Jeff Carberry has served as our chief financial officer since July 31, 2017. Previously, Mr. Carberry was our vice president, finance from April 2014 to July 2017, our senior director of finance from April 2011 to April 2014 and our director of finance from July 2008 to April 2011. Prior to joining Stamps.com, Mr. Carberry was an investment banking associate in the Leveraged Finance division of CIBC World Markets from 2007 to 2008 and was an investment banking associate at RBC Capital Markets from 2005 to 2007.
Jonathan Bourgoine has been our chief technology officer since February 26, 2018. Before joining our company, Mr. Bourgoine served as VP and Chief Technology Officer of Mattel, the largest toy manufacturer in the world, from 2011 to 2018. Previously, Mr. Bourgoine served as VP of Infrastructure Engineering and later as SVP of Operations for Youbet.com, the leading parimutuel horse racing e-commerce gaming website and totalizator platform from 2004 to 2011. Mr. Bourgoine holds an M.B.A. from California Coast University and a B.S. in Information Technology from Western Governors University.
Sebastian Buerba has served as our chief marketing officer since January 2012. Previously, Mr. Buerba served as our vice president, marketing from April 2009 to January 2012, as director, marketing from April 2006 to April 2009, and as product strategy manager from July 2004 to April 2006. Prior to joining Stamps.com, Mr. Buerba worked as marketing product manager for Telecom Argentina Stet-France Telecom S.A. from 1998 to 2002.
John Clem has been our chief product officer since July 2016. Previously, Mr. Clem served as our chief product & strategy officer from January 2012 to July 2016. Mr. Clem was our vice president, product and service operations from March 2006 to January 2012. Previously, Mr. Clem served as the director of corporate strategy from March 2003 to February 2004 and as a director of marketing from March 2004 to February 2006. Prior to joining us, Mr. Clem worked as an engineer and manager in the petrochemical and utilities industries and a management consultant at Booz Allen & Hamilton. Mr. Clem received his Bachelor’s Degree, with honors, in Mechanical Engineering from California State Polytechnic University at Pomona and his M.B.A., with honors, from the Ross School of Business at The University of Michigan.

Kyle Huebner has been our president since July 31, 2017. Before that, Mr. Huebner had been our chief financial officer since 2004 and on January 13, 2012 was also elected as our co-president. Previously, Mr. Huebner was our vice president of marketing from 2001 to 2004, our vice president of corporate strategy from 2000 to 2001, and our senior director of corporate strategy from 1999 to 2000. Prior to joining us, from 1997 to 1999, Mr. Huebner was a management consultant at Bain & Company. From 1992 to 1995, Mr. Huebner served as a research analyst for J.P. Morgan, Inc. Prior to 1992, Mr. Huebner held various management positions with Melville Corporation. Mr. Huebner received his B.A. in Mathematics from Dartmouth College and his M.B.A. from Harvard University. Mr. Huebner has retired from his role as president, effective May 2, 2019.
J. Nathan Jones joined ShipStation as its chief executive officer in February 2013 and has been the chief executive officer of our ShipStation subsidiary since we acquired it on June 10, 2014. Our Board determined on July 25, 2018 that Mr. Jones was an executive officer of the company within the meaning of Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934.  Prior to joining ShipStation, Mr. Jones was the founder and CEO of AcademicSuperstore from 1998 to 2008 until it was acquired by Journey Education Marketing. Thereafter, he served as the President of Journey Education until its acquisition by Digital River in 2010. Mr. Jones received his B.A. in Finance from the University of Texas.
Amine Khechfe has been our chief strategy officer since July 2016.  From November 18, 2015 to July 20, 2016, he served as the general manager of PSI Systems, Inc. (“Endicia”), our wholly owned subsidiary. From July 1, 2007 to November 18, 2015, Mr. Khechfe served as general manager of Endicia, then a wholly owned subsidiary of Newell Rubbermaid, Inc. Mr. Khechfe co-founded Endicia in 1999, and prior to July 1, 2007, Mr. Khechfe held a variety of management roles at Endicia in engineering, management consulting, software development, marketing, business development and sales engineering over the course of his career. Mr. Khechfe earned a Bachelor of Science degree in Engineering from Worcester Polytechnic Institute and a Master of Science in Engineering from Stanford University.
Matt Lipson has been our chief legal officer and secretary since January 15, 2018. Previously, Mr. Lipson served as our vice president and general counsel from May 2017 to January 2018, deputy general counsel from April 2016 until May 2017, associate general counsel from 2006 until April 2016 and senior counsel from 2002 through 2006. Prior to joining the company, Mr. Lipson was an associate at Irell & Manella LLP and Morrison & Foerster LLP. Mr. Lipson holds a law degree from the University of Michigan Law School and a bachelor’s degree in History from University of California, Los Angeles.
Katie May’s biography is set forth above under the heading "Proposal One: Election of Director – Continuing Directors Whose Term Expires at the 2021 Annual Meeting of Stockholders."
    Steve Rifai has been our chief sales officer since April 19, 2017. Previously, Mr. Rifai served as our senior VP of sales and customer development from July 2016 to April 2017.  From November 18, 2015 to July 20, 2016, he served as the VP of customer development of Endicia, our wholly owned subsidiary. Prior to our acquisition of Endicia, from October 2015 to November 18, 2015, Mr. Rifai served as VP of customer development of Endicia, from October 2010 to October 2015 he served as managing director of Endicia, and from April 2000 to October 2010 he served as director of marketing for Endicia. Mr. Rifai held the role of Director of R&D for Ansys, Inc. from April 1999 through April 2000, and several positions at Centric Engineering Systems, Inc. from 1989 through April 1999. Mr. Rifai holds a PhD in Engineering from Stanford University.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides qualitative information and context for the information presented in the Summary Compensation Table and other tables and narratives that follow. As discussed above in Proposal Two, in 2018 the advisory vote on our executive compensation was approved by approximately ninety-six and six-tenths percent (96.6%) of the shares present and entitled to vote. These results represented majority support for our named executive officer compensation. We took the percent of approval into account when determining that no specific changes or revisions would be made to our compensation structure. However, we continually strive to understand and respond to our stockholders’ opinions and concerns regarding our executive compensation structure and will continue to do so in the future. The goals of our executive management compensation program are to attract executives who have the skills and experience necessary to achieve our corporate goals, to align management’s interests with those of long-term stockholders, and to attract and retain executive management talent by providing overall compensation that is comparable to what is available through other employment opportunities for those individuals. Our executive management compensation program is designed to reward our executive team for delivering both short and long term financial results, including annual growth in revenue and adjusted EBITDA through our non-equity incentive plans, and growth in long term stockholder value through our equity incentive plans.
Company Performance Highlights

In August 2018, we completed our strategic acquisition of MetaPack. Total revenue rose 25% to a record $586.9 million.  Mailing and shipping revenue, which includes service, product and insurance revenue but excludes customized postage and other revenue, was up 26% year-over-year to a record $567.3 million. The strong performance in our mailing and shipping business contributed to record earnings with GAAP net income of $168.6 million, compared to $150.6 million in the prior year, and GAAP net income per fully diluted share of $8.99, compared to $8.19 in the prior year. In 2018, our non-GAAP adjusted income was up 6% to $220.9 million, non-GAAP adjusted EBITDA was up 12% to $258.0 million, and non-GAAP adjusted income per fully diluted share up 4% to $11.78. Non-GAAP adjusted income, non-GAAP adjusted EBITDA and non-GAAP adjusted income per fully diluted share are described further, and are reconciled to their corresponding GAAP measures, in Annex C.
We believe the compensation program for the named executive officers has been instrumental in helping us achieve our strong financial performance.
Overall Methodology of Setting Compensation

The Compensation Committee sets all compensation for, and awards to, our chief executive officer and all corporate officers, which includes our chief financial officer, our chief technology officer, the chief executive officer of our ShippingEasy subsidiary, and the chief executive officer of our ShipStation subsidiary. The Compensation Committee reviews the performance and compensation of our chief executive officer and establishes his compensation level. For the remaining corporate officers, our chief executive officer makes recommendations to the Compensation Committee, and the Compensation Committee may or may not make adjustments to the recommendations of our chief executive officer before setting the final executive officer compensation.
With respect to equity compensation, the Compensation Committee reviews the performance and equity compensation of our chief executive officer and establishes his equity compensation level. For the remaining corporate officers, our chief executive officer makes recommendations to the Compensation Committee, and the Compensation Committee may or may not make adjustments to the recommendations of our chief executive officer before setting the final executive officer equity compensation.
For executives who are not corporate officers, our chief executive officer and chief financial officer set the base salary and bonus compensation based on comparable benchmarks and performance of the executive and based on performance of the company. For equity awards to executives who are not corporate officers, our chief executive officer makes recommendations to the Compensation Committee and the Compensation Committee sets the specific equity award based on comparable benchmarks and performance of the executive and based on performance of the company.
A portion of the compensation for the chief executive officer of our ShippingEasy subsidiary was established in the Management Incentive Plan, dated July 1, 2016, which was entered into in connection with our acquisition of ShippingEasy.
We do not believe our compensation structure and policies are reasonably likely to have a material adverse effect on us, and we seek to maintain a compensation structure that discourages excessive risk taking by our executives. We do this by aligning the interests of our management closely with long-term stockholders. A significant portion of executive management compensation is in equity, and our stock option grants encourage results over a longer period of time because of the typical three year vesting period and 10 year life of the options awarded to executive management. This encourages our executive management team to focus on managing our company for long term results.
The majority of our compensation decisions are generally made in March or April each year, when the Compensation Committee meets to determine the final incentive compensation for the prior year and establishes the base salaries, equity grants (when applicable), and non-equity incentive compensation plan for the coming year for corporate officers. The Compensation Committee may also meet at other times of the year to address equity grants.
On March 28, 2018, the Compensation Committee approved the final incentive compensation for 2017, established the base salaries for 2018, and established an incentive compensation plan for 2018 (all decisions collectively, the “2018 Compensation Decisions”). In doing so, the Compensation Committee and the chief executive officer utilized reports and data from Equilar.
For each executive manager, a benchmark group (collectively, the benchmark groups for all of our executive management are referred to as the “2018 Equilar Benchmarks”) was created using individuals that have similar titles and responsibilities at companies (i) having market capitalization of $1 billion to $5 billion; (ii) with corporate headquarters in the United States; and (iii) operating in the technology sector. These parameters resulted in a set of companies for our benchmarks that are consistent with the size of our company and resulted in a set of individual managers within those companies that have the same general scope of responsibilities as our executive management. Individuals at other companies who were founders, who were interim, who had resigned, that had unusual compensation, or that had received no cash bonus during the last year (e.g., those that received stock in lieu of cash or whose performance did not warrant any cash bonus) as of the date of their companies' proxy statements were excluded from the analysis. Only proxies filed on January 1, 2017 or later were included, and compensation was time-adjusted using industry average compensation increases or budgeted increases from company surveys available from Culpepper and Associates (for example, the Compensation Committee assumed a 3.0% average annual increase for time adjusting prior year compensation numbers). The criteria for inclusion of a company and executive manager in one of our benchmark groups was the same for our 2018 Compensation Decisions as for the compensation decisions that were made in 2017. Lists of those companies included in the 2018 Equilar Benchmarks identified as having an executive with similar titles and responsibilities as each of our named executive officers in connection with the 2018 Compensation Decisions are included in Annex B.
On April 5, 2019, the Compensation Committee approved the final incentive compensation for 2018, established the base salaries for 2019, and established an incentive compensation plan for 2019 (all decisions collectively, the “2019 Compensation Decisions”). In doing so, the Compensation Committee and the chief executive officer utilized reports and data from Equilar.
For each executive manager, a benchmark group (collectively, the benchmark groups for all of our executive management are referred to as the “2019 Equilar Benchmarks”) was created using individuals that have similar titles and responsibilities at companies (i) having market capitalization of at least $1 billion; (ii) with revenue between $100 million and $750 million; (iii) with corporate headquarters in the United States; and (iv) operating in the technology sector. These parameters resulted in a set of companies for our benchmarks that are consistent with the size of our company and resulted in a set of individual managers within those companies that have the same general scope of responsibilities as our executive management. Individuals at other companies who were founders, who were interim, who had resigned, that had unusual compensation, or that had received no cash bonus during the last year (e.g., those that received stock in lieu of cash or whose performance did not warrant any cash bonus) as of the date of their companies' proxy statements were excluded from the analysis. Only proxies filed on January 1,

2018 or later were included, and compensation was time-adjusted using industry average compensation increases or budgeted increases from company surveys available from Culpepper and Associates (for example, the Compensation Committee assumed a 3.0% average annual increase for time adjusting prior year compensation numbers). For our 2019 Compensation Decisions, in selecting our comparable companies, the Compensation Committee eliminated the $5 billion market capitalization limit for our comparable companies but added a requirement that such companies have revenue in the range of $100 million to $750 million. The Compensation Committee felt this provided a set of companies for each executive manager that had comparable revenue and market capitalization. All other criteria for inclusion of a company and executive manager in one of our benchmark groups was the same for our 2019 Compensation Decisions as for the 2018 Compensation Decisions. Lists of those companies included in the 2019 Equilar Benchmarks identified as having an executive with similar titles and responsibilities as each of our named executive officers in connection with the 2019 Compensation Decisions are included in Annex B.
Each Element of Compensation, Why We Pay It, and How We Determine Amounts

We currently compensate our executive management, which consists of nine members, including our named executive officers, through three main elements: base salary, incentive pay and equity participation. Certain members of our executive management also have post-termination compensation arrangements.

•
Base Salary. We pay a base salary to each member of our executive management (each, an “executive manager”) in order to allow the executive manager to cover his or her living expenses and in order to compete with other employers. We generally establish base salaries for each individual on an annual basis based on (i) the responsibilities of the individual’s position, (ii) the individual’s salary history and performance with us and perceived ability to influence our financial performance in the short and long-term, (iii) the compensation of our other employees, and (iv) an evaluation of salaries for similar positions in our benchmark group and other competitive factors. We generally seek to set individual base salaries within a reasonable range versus comparable individuals in our benchmark group, taking into account factors such as individual performance and seniority, and taking into account the performance of our company relative to comparable companies under the 2019 Equilar Benchmarks.

2018 Base Salaries

For 2018, each corporate officer at the time of the March 28, 2018 Compensation Committee action had his base salary set by the Compensation Committee between the 25th and 82nd percentile versus the 2018 Equilar Benchmarks. In particular, the salaries for our chief executive officer and our chief financial officer for 2018 were set at approximately the 68th and 25th percentiles, respectively, versus the 2018 Equilar Benchmarks. The 2018 salary for our chief technology officer was set pursuant to our hiring negotiations with him. The chief executive officers of our ShipStation and ShippingEasy subsidiaries were not executive officers at the time 2018 salaries were set. Accordingly, their 2018 base salaries were established through evaluation and comparison to Culpepper data for employees in similar positions, which is the same method we generally use for all our non-executive officers.

The Compensation Committee believes that the range of base salaries it set is reasonable.

2019 Base Salaries

For 2019, each executive officer's base salary was set by the Compensation Committee in a range between the 51st and 99th percentile versus the 2019 Equilar Benchmarks. In particular, the salaries for our chief executive officer and our chief financial officer for 2019 were set at approximately the 99th and 76th percentiles, respectively, versus their 2019 Equilar Benchmarks. In addition, the salary for our chief technology officer, the chief executive officer of our ShippingEasy subsidiary and the chief executive officer of our ShipStation subsidiary were set at the 51st, 66th and 99th percentiles, respectively, versus the 2019 Equilar Benchmarks.

The Compensation Committee believes that the range of base salaries it set is reasonable.

The following table sets forth the base salaries for our named executive officers established by the Compensation Committee for 2019.

Name and Principal Position	2019 Base Salary	Percent Increase from 2018 Base Salary	2019 Base Salary Percentile Versus 2019 Equilar Benchmark
Ken McBride	$845,518	5.0%	99th percentile
Chief Executive Officer and Chairman of the Board of Directors

Jeff Carberry	$425,000	19.7%	76th percentile
Chief Financial Officer

Jonathan Bourgoine	$372,750	5.0%	51st percentile
Chief Technology Officer (beginning 2-26-2018)

Nathan Jones	$462,000	5.0%	99th percentile
CEO of our ShipStation subsidiary

Katie May	$400,000	33.3%	66th percentile
Chief Executive Officer of our ShippingEasy subsidiary

For information concerning the base salaries paid to each of our named executive officers for 2016, 2017 and 2018, see “Summary Compensation Table.”

•
Non-Equity Incentive Plan Compensation. We pay non-equity incentive plan compensation to our corporate officers in order to provide incentives for them to drive the business toward annual goals that are set by the Compensation Committee. Our incentive-based compensation for fiscal 2018 was based on a group bonus pool. The total bonus pool begins with a base pool amount, which is then adjusted based on a formula using our actual performance relative to certain financial targets for the year. (The Compensation Committee also retains the right to adjust the pool for other factors.) Once the final group bonus pool is set after year end, the Compensation Committee allocates it to individual members of executive management based on (i) individual performance and contributions during the year and (ii) individual total compensation relative to the compensation benchmarks. No individual executive manager has an individual bonus guarantee, and in order to earn and receive a bonus, an executive manager must be employed on the date of the Compensation Committee meeting where the final bonus plan outcome is determined.

On March 28, 2018, the Compensation Committee approved a non-equity incentive plan for 2018 (the “2018 Plan”) under which our corporate officers, including some of our named executive officers, are eligible for cash bonus awards to be paid in 2019. The 2018 Plan sets a base level aggregate bonus pool of $4.1 million (the “2018 Base Pool”) and provides that the actual bonus pool for 2018 could range from zero to twice the 2018 Base Pool based on our performance in 2018 relative to pre-set targets for revenue and non-GAAP adjusted EBITDA (which, as publicly reported by the company, typically excludes non-recurring and / or non-cash items such as ASC 718-related expenses, litigation charges, non-recurring adjustments, changes in non-cash contingent consideration valuation, corporate development / acquisition expenses, and other one-time and non-recurring items). The Compensation Committee set the amount of the 2018 Base Pool at $4.1 million so that, if executive management performs at a reasonable level and is able to generate results at the midpoint of the guidance range, as a group they would receive total cash compensation for 2018 at the 74th percentile) of those companies in the 2018 Equilar Benchmark.

The Compensation Committee had established revenue and non-GAAP adjusted EBITDA targets for purposes of the 2018 Plan based on the latest publicly available guidance at the time of the 2018 Compensation Decisions were made – that is the guidance issued by us on February 21, 2018, when we stated that we expected 2018 revenue to be in a range of $530 million to $560 million, and 2018 non-GAAP adjusted EBITDA to be in a range of $245 million to $265 million. The final 2018 financial results were revenue of $586.9 million, and non-GAAP adjusted EBITDA of $258.0 million. Under the 2018 Plan, the revenue result generated an increase to the 2018 bonus pool of 27.5%, and the non-GAAP adjusted EBITDA result generated an increase to the 2018 bonus pool of 5.0%, and the two factors were added together to generate a total increase of 32.5% to the 2018 Base Pool.

Prior to making the final decision on the 2018 Plan, the Compensation Committee discussed individual performance of the executive managers, the performance of Mr. McBride in his overall leadership of our company, and the overall company performance. Mr. McBride and the executive management team, among other things, completed the strategic acquisition of MetaPack and generated very positive 2018 financial results including: (i) total revenue of $586.9 million, up 25% versus 2017; (ii) non-GAAP adjusted EBITDA of $258.0 million, up 6% versus 2017; (iii) non-GAAP net income from operations of $252.2 million up 12% versus 2017; and (iv) non-GAAP adjusted income per fully diluted share of $11.78 up 4% versus 2017. After considering the company and individual executive management performance, the Compensation Committee decided to set the aggregate final 2018 Plan bonuses at the amount yielded by the formula included in the 2018 Plan, or $5.4 million, an increase of 32.5% over the 2018 Base Pool.

Once the Compensation Committee established the 2018 Plan bonus pool level, the Compensation Committee discussed allocation of the bonus pool for the individual executive managers. The Compensation Committee believed that all of the executive managers performed well in 2018.

Based on these factors and an assessment that each of the named executive officers had satisfied his or her individual goals and objectives, the Compensation Committee set the individual allocation of the 2018 bonus pool as well as 2018 discretionary and/or contractual bonuses for executives compensated outside of the 2018 bonus pool. The compensation was as follows:

Name and Principal Position	2018 Non-Equity Incentive Plan (To Be Paid in May 2019)	2018 Bonus Compensation (1)(2)(3)	2018 Total Base Salary plus 2018 Non-Equity Incentive Plan plus 2018 Bonus Compensation	2018 Total Base Salary plus Non-Equity Incentive Plan Compensation Plus 2018 Bonus Compensation Versus 2019 Equilar Benchmarks
Ken McBride	$1,900,000	—	$2,705,255	85th percentile
Chief Executive Officer and Chairman of the Board of Directors

Jeff Carberry	$525,000	—	$880,000	99th percentile
Chief Financial Officer

Jonathan Bourgoine (1)	—	$350,000	$705,000	82nd percentile
Chief Technology Officer

Nathan Jones (2)	—	$500,000	$940,000	99th percentile
Chief Executive Officer of our ShipStation subsidiary

Katie May (2)(3)	—	$450,000	$750,000	82nd percentile
Chief Executive Officer of our ShippingEasy subsidiary

All other executive officers eligible to participate in the 2018 Plan	$2,975,000	—	$5,516,936	Not meaningful

Total	$5,400,000	$1,300,000	$11,497,191	91st percentile

(1)	Mr. Bourgoine received a discretionary bonus for 2018 as negotiated in connection with his hire, and did not participate in the 2018 Plan.

(2)
Each of Mr. Jones and Ms. May was not an executive officer at the time the 2018 Plan was established, and did not participate in the 2018 Plan. Each of Mr. Jones and Ms. May received a discretionary bonuses for 2018 separate from the 2018 Plan.

(3)	Ms. May's 2018 bonus compensation in this table does not include a $202,600 cash bonus paid to Ms. May which was earned during 2018 under the Management Incentive Plan.
For additional information concerning the compensation of each of our named executive officers for 2018, see “Summary Compensation Table.”

On April 5, 2019, the Compensation Committee approved a non-equity incentive plan for 2019 (the “2019 Plan”) under which our corporate officers, including our named executive officers, are eligible for cash bonus awards to be paid in 2020. The 2019 Plan sets a base level aggregate bonus pool of $4.9 million (the “2019 Base Pool”) and provides that the actual bonus pool for 2019 could range from zero to twice the 2019 Base Pool based on our performance in 2019 relative to pre-set targets for revenue and non-GAAP adjusted EBITDA (which, as publicly reported by the company, typically excludes non-recurring and / or non-cash items such as ASC 718-related expenses, litigation charges, non-recurring adjustments, changes in non-cash contingent consideration valuation, corporate development / acquisition expenses, and other one-time and non-recurring items). The Compensation Committee set the amount of the 2019 Base Pool at $4.9 million to equal the 2018 Base Pool, but with adjustments to reflect the net increase in the number of participants for 2019. If executive management performs at a reasonable level and is able to generate results at the midpoint of the guidance range, then as a group they would receive total cash compensation for 2019 at the 83rd percentile) of those companies in the 2019 Equilar Benchmark.

The latest publicly available guidance issued by us was on February 21, 2019, when we stated that we expected 2019 revenue to be in a range of $540 million to $570 million, and 2019 non-GAAP adjusted EBITDA to be in a range of $145 million to $165 million. The Committee proposed a bonus plan schedule where no increase would be applied to the 2019 Base Pool if the company achieves performance consistent with the mid-point of its public guidance range. The Committee further proposed a 30% decrease be applied to the 2019 Base Pool if the company achieves performance at the low end of its guidance range. The Committee further proposed a 30% increase be applied to the 2019 Base Pool if the company achieves performance at the high end of its guidance range. To illustrate some possible outcomes of the 2019 Plan, the following table (i) shows the potential aggregate pool resulting under the 2019 Plan if the company achieves a financial outcome at the top end, midpoint, and bottom end of our guidance range and (ii) compares the resulting executive management team total cash compensation to the total cash compensation of the 2019 Equilar Benchmarks:

Company Performance vs. Public Guidance (1)	Total Resulting Bonus Pool (1)	Total Executive Team Compensation (2)	Change in Total Executive Team Cash Compensation versus 2018 Total Executive Team Cash Compensation (2)	Total Team Compensation vs. 2019 Equilar Benchmarks (3)
Bottom End of Guidance Range ($540 million revenue, $145 million Non-GAAP adjusted EBITDA)	$3,430,000	$8,027,000	-24%	75th percentile

Midpoint of Guidance Range ($555 million revenue, $155 million Non-GAAP adjusted EBITDA)	$4,900,000	$9,497,000	-10%	83rd percentile

Top End of Guidance Range ($570 million revenue, $165 million Non-GAAP adjusted EBITDA)	$6,370,000	$10,967,000	4%	91st percentile

(1)	The Compensation Committee retains the right to change the actual bonus pool in its discretion.

(2)
Total executive management team cash compensation is projected total base salary plus total incentive-based cash compensation for all current executive managers as a group, including all named executive officers and others.

(3)
Total executive management team cash compensation versus 2019 Equilar Benchmarks is the ranking of total projected executive management team cash compensation versus the total of all 2019 Equilar Benchmarks for all executive managers that are included under the 2019 Bonus Plan.

This table merely illustrates certain potential outcomes, and does not represent any statement that the guidance given in February 2019 continues to be valid. Our actual results may vary from our prior guidance, and those differences may be material.

•
Equity Incentives. We generally grant equity participation to our executive managers in order to provide direct incentives for them to guide the business toward our long-term goal of increasing stockholder value. Historically, the primary form of equity participation that we awarded our executive management consisted of incentive stock options (ISOs) and non-qualified stock options. We selected this form of equity participation because of the favorable accounting and tax treatments (particularly in past years), and the prevailing convention within the software and technology industry, in which we compete for talent, of providing stock options to executive management employees. When we grant stock options, our practice is for our chief executive officer to meet with the Compensation Committee to discuss appropriate levels of stock option grants for each executive manager. Timing of stock option grants typically relates to (i) new employee hires, (ii) promotions of existing employees, (iii) year-end performance reviews of employees, or (iv) company-wide option grants as deemed appropriate by the Compensation Committee.

The only executive officers to receive grants of equity awards in 2018 were our chief technology officer, who received an inducement award upon his hire, and the chief executive officers of our ShipStation and ShippingEasy subsidiaries, who were granted options under our 2010 Equity Incentive Plan prior to their being identified as executive officers of the company.

At its April 5, 2019 meeting, the Compensation Committee examined equity grant practices over the three fiscal years ending in 2018 at 58 public companies (the "2019 Option Benchmarks"): (i) having market capitalization of at least $1 billion; (ii) with revenue between $100 million and $750 million; (iii) operating in the technology sector; and (iv) excluding companies that underwent unusual transactions, such as their initial public offering or acquisitions or restructurings during the analysis period, or had differentiating structural features, such as holding companies and closely held companies. For each 2019 Option Benchmark that issued full-value awards during the measurement period, the Compensation Committee adjusted the full-value awards based on the ratio of the fair value of a full-value award to the fair value of an option to reflect the higher dilutive nature of full-value awards as compared to options. In each individual company case the company-specific ratios were calculated for each company based on information from Equilar and the respective 10-K of each company. This was calculated as the raw value of the option granted (i.e. options multiplied by strike price) divided by the reported fair value of the option grant. A 2.0:1 ratio was assumed where Equilar data was unavailable; this assumption was deemed reasonable as there is a 2.3:1 median where Equilar data was available and our 2010 Plan establishes a 2.0:1 ratio.

The Compensation Committee then decided to issue a company-wide option grant of 1.65 million total options. The Compensation Committee instructed Mr. McBride to develop a recommended allocation for such company-wide option grant and to return to the Compensation Committee with his recommendation. The proposed 1.65 million targeted company-wide option grant is meant to be a retention grant to all existing employees, including executive managers, for the next three years. The proposed 1.65 million company-wide option grant would result in the company granting, in the aggregate, slightly less than the amount of options, measured as a percentage of the number of outstanding shares and options, as were granted by the median of the 2019 Option Benchmarks during the periods reviewed.

We currently do not have specific equity ownership goals relative to benchmarks for our named executive officers. In determining the number of options to be granted to executive officers, the Compensation Committee generally takes into account such factors as the individual’s position and scope of responsibility; the vesting period (and thus, retention value) remaining on the executive’s existing options; the executive’s ability to affect profitability and stockholder value; the individual’s historic and recent job performance; equity compensation for similar positions at comparable companies; and the value of stock options in relation to other elements of total compensation.

•
Post-Termination Compensation Arrangements. We provide post-termination compensation arrangements to certain members of our executive management as we believe that it is important to give them some limited protection in the event they are terminated without cause or terminated following a change in control. Further, it is our belief that the interests of stockholders will be best served if the interests of our executive management are aligned with them, and providing change in control benefits is designed to eliminate, or at least reduce, any reluctance of executive management to pursue potential change in control transactions that may be in the best interests of stockholders, but potentially adverse to management’s employment interests. The cash components of our executive management post-termination compensation arrangements, for executives who have any, are up to six months of base salary, and typically also include continuing health benefits during the same period. For example, our chief executive officer would receive six months of base salary following his involuntary termination without cause or his resignation or termination following a change in control. In addition, all unvested options under our stock option plans, including those held by executive management, vest on involuntary termination of employment within 18 months following a change of control.

For information concerning the post termination compensation of our named executive officers, see “Potential Payments Upon Termination or Change-In-Control.”

•
Clawback Policy. On April 24, 2015, our Compensation Committee adopted and has communicated to our executive officers, a “clawback” policy to further align the interests of our executives with stockholders. Under our clawback policy, our Compensation Committee may, in certain cases reduce or cancel, or require recovery of, any executive officer’s annual bonus or long-term incentive compensation award, or portions thereof, if the Board determines that such award should be adjusted because that executive officer has engaged in intentional misconduct that has led to a material restatement of the company’s financial statements.

Other Benefits

As reflected in the Summary Compensation Table, we generally do not provide special perquisites to our executive management. Executive management participates in our standard benefit plans on the same terms as other employees. These plans include medical and dental insurance, 401(k), life insurance, charitable gift matching (limited to 50% matching of up to $200 per employee per year) and our employee stock purchase plan. Relocation benefits for executive officers may also be reimbursed but are individually negotiated when they occur.
On April 5, 2019, the Compensation Committee approved a program whereby employees who retire as C-level officers after at least 20 years of service may continue to participate in our health plans. Participating executive retirees must pay 100% of the applicable premiums, and the program may be canceled or modified at any time by our Compensation Committee in its sole discretion.

Tax and Accounting Considerations.

We record compensation as an expense at the time the obligation is accrued. Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1,000,000 paid in any one year to any named executive officers or persons who were named executive officers for taxable years beginning on or after January 1, 2017 (collectively "Covered Persons"), is not tax deductible by us.  We incurred an aggregate of approximately $7,450,423 of compensation expense for tax purposes in 2018 to our Covered Persons that exceeded $1 million each, and, therefore, such excess compensation was not tax deductible by us under Section 162(m). We retain the flexibility to pay compensation which is not deductible for tax purposes because we believe that doing so permits us to take into consideration factors that are consistent with good corporate governance and the best interests of our stockholders.
In general, income recognized by employees upon the exercise of nonqualified stock options is tax deductible by us, subject to any limitations that may be imposed by Section 162(m) with respect to such options that are granted or modified after November 2, 2017. Income recognized by an employee with respect to an incentive stock option will not be tax deductible by us unless there is a “disqualifying disposition” of the shares by the employee. A disqualifying disposition occurs when an employee sells or disposes of incentive stock option shares within two years after the grant date or within one year after the exercise date. Upon a disqualifying disposition, the employee is taxed on a portion of the gain, based on stock value at the time of exercise of the incentive stock option, at ordinary income tax rates, and such portion of the gain may be tax deductible by us.
In general, income recognized by employees upon the vesting of stock awards is tax deductible to the employer, subject to limitations of Section 162(m).  If in the future we grant restricted stock or restricted stock unit awards to named executive officers, income recognized by such employees upon grant or vesting may not be fully tax deductible by us at the time the award is taxable to the employee as a result of the Section 162(m) limitation.

As a result of her becoming a named executive officer in 2018, the value of the shares issued to the chief executive officer of our ShippingEasy subsidiary pursuant to the Management Incentive Plan are included in calculating the amount of her compensation subject to the Section 162(m) limitation on tax deductibility to us.
We account for equity compensation paid to our executives and employees under the rules of ASC 718, which requires us to estimate and record a non-cash expense over the term of the equity compensation award.
Forward-Looking Statements
This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. You can identify many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “projects,” “seeks,” “intends,” “plans,” “could,” “would,” “may” or other similar expressions in this proxy statement. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution you that any forward-looking statements presented in this proxy statement, or that we may make orally or in writing from time to time, are based on beliefs and assumptions made by, and information currently available to, us. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and other factors, many of which are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance, and some will inevitably prove to be incorrect. As a result, our actual future results may differ from our expectations, and those differences may be material. We do not undertake any obligation to release publicly any revisions or updates to forward-looking statements.
Please refer to the risk factors under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 1A. Risk Factors” of our 2018 Annual Report on Form 10-K as well as those described elsewhere in our public filings. The risks included are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, one should avoid undue reliance on forward-looking statements.

COMPENSATION COMMITTEE REPORT
The information contained in this Compensation Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Submitted by the Compensation Committee:

Mohan P. Ananda
David C. Habiger

SUMMARY COMPENSATION TABLE
The following summary compensation table indicates the total compensation earned during 2018, 2017 and 2016, respectively, by our chief executive officer, our chief financial officer and each of our other three highest compensated executive officers whose total compensation exceeded $100,000 during 2018. The listed individuals are referred to in this proxy statement as the “named executive officers.”

Name and Principal Position	Year	Base Pay	Bonus (1)	Non-Equity Incentive Plan Compensation	Option Awards (2)	All Other Compensation (3)	Total
Ken McBride	2018	$791,740	$0	$1,900,000	$0	$5,602	$2,697,342
Chairman of the Board and	2017	$720,020	$0	$1,800,000	5,601,350	$5,400	$8,126,770
Chief Executive Officer	2016	$654,796	$0	$1,620,000	$0	$5,300	$2,280,096

Jeff Carberry	2018	$334,996	$0	$525,000	$0	$6,164	$866,160
Chief Financial Officer (4)	2017	$240,609	$400,000	$0	$3,171,228	$3,567	$3,815,404

Jonathan Bourgoine	2018	$293,558	$350,000	$0	$4,651,266	$5,564	$5,300,388
Chief Technology Officer (5)

J. Nathan Jones	2018	$432,615	$500,000	$0	$3,707,820	$11,102	$4,651,537
Chief Executive Officer of our
ShipStation subsidiary (6)

Katie May	2018	$299,288	$652,600	$0	$3,716,070	$102	$4,668,060
Chief Executive Officer of our
ShippingEasy subsidiary (7)

(1)
Bonuses for 2018 paid to corporate officers who were not participants in the 2018 Plan, such as Ms. May, Messrs. Bourgoine and Jones, consisted of discretionary bonuses awarded by the Compensation Committee. Ms. May's bonus amount also includes $202,600 of a cash bonus pool earned in 2018 under the Management Incentive Plan and paid to her in 2019.

(2)
The amounts in this column generally represent the aggregate grant date fair value of option awards granted during the relevant year, computed in accordance with ASC 718. Historically, it has been our general practice to make routine awards of stock options to our executive management team every three years. The assumptions for these amounts are included in Note 2 to our audited financial statements included in our Annual Report on Form 10-K for 2018.

(3)
Consists of contributions to our 401(k) plan that we made on behalf of each named executive officer to match a portion of his elective deferred contributions to such plan. Other compensation also includes de minimis other perquisites.

(4)
Mr. Carberry was appointed as our chief financial officer on July 31, 2017. Prior to that, he served as our vice president, finance and was not an executive officer of the company. The table reflects Mr. Carberry’s total compensation from us for each of 2017 and 2018, in all capacities.

(5)	Mr. Bourgoine was hired as our chief technology officer on February 26, 2018. Prior to that, he was not an employee of the company or its subsidiaries.

(6)
Although Mr. Jones has been the chief executive officer of our ShipStation subsidiary since we acquired it in 2014, he was not determined to be an executive officer of the company by our board of directors until July 25, 2018. The table reflects Mr. Jones’s total compensation from us for 2018, in all capacities.

(7)
Although Ms. May has been the chief executive officer of our ShippingEasy subsidiary since we acquired it on July 1, 2016, she was not determined to be an executive officer of the company by our board of directors until July 25, 2018. The table reflects Ms. May’s total compensation from us for 2018, in all capacities. Ms. May's 2018 compensation does not include the value of shares issued in 2018 under the Management Incentive Plan, which was entered into in 2016 in connection with our acquisition of ShippingEasy.

GRANTS OF PLAN-BASED AWARDS
The following table provides information with respect to grants of plan-based awards made during 2018 to the named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Option Awards: Number of Securities Underlying Option (#)(6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(7)
Name	Grant Date	Threshold ($)(3)	Target ($)(4)	Maximum ($)(5)
Ken McBride		$917,584	$1,310,835	$2,621,670

Jeff Carberry		$278,917	$398,452	$796,904

Jonathan Bourgoine	2/26/2018				60,000	$201.00	$4,651,892

Nathan Jones	3/1/2018				50,000	$192.25	$2,704,100

Katie May	3/1/2018				30,000	$192.25	$2,224,692
	4/2/2018				20,000	$196.05	$1,491,378

(1)
Under the 2018 Plan, eight members of our management, including our chief executive officer and our chief financial officer, were eligible for cash bonus awards to be paid in 2019. The 2018 Plan set a base level aggregate bonus pool, the 2018 Base Pool, and provided that the actual bonus pool for 2018 could range from zero to twice the 2018 Base Pool, based on our performance in 2018 relative to targets for revenue and adjusted EBITDA (which, as we have publicly reported, typically excludes non-recurring and/or non-cash items such as ASC 718-related expenses, litigation charges, non-recurring adjustments, changes in non-cash contingent consideration valuation, corporate development/acquisition expenses, and other one-time and non-recurring items). The Compensation Committee set the size of the 2018 Base Pool at $4.1 million so that, if executive management performs at a reasonable level and is able to generate results at the midpoint of the guidance range, as a group they would receive total cash compensation for 2018 at the 74th percentile of those companies in the 2018 Equilar Benchmark. Pursuant to the 2018 Plan, and based on our actual 2018 financial results, the total bonus pool for 2018 ended up 132.5% of the 2018 Base Pool. For additional information about the 2018 Plan, see “—Compensation Discussion and Analysis—Non-equity Incentive Plan Compensation,” and for actual amounts to be paid under the 2018 Plan for 2018, which will be paid in April 2019, see “—Summary Compensation Table.”

(2)
Each of Messrs. McBride and Carberry was eligible for an award under the 2018 Plan. Mr. Bourgoine, who joined the company on February 26, 2018, and Mr. Jones and Ms. May, who were not determined to be executive officers until July 25, 2018, did not participate in the 2018 Plan.

(3)
The amounts in this column assume: (i) an aggregate bonus pool equal to 70% of the 2018 Base Pool, which would have resulted from an actual 2018 financial outcome at the low-end of our February 21, 2018 public guidance range for revenue and non-GAAP adjusted EBITDA (note that our public guidance range was subsequently changed at various times throughout fiscal 2018), and this would have been equivalent to $530 million in total revenue and $245 million in non-GAAP adjusted EBITDA; (ii) that Mr. McBride would receive the same percentage share of the bonus pool that he received under the 2017 bonus plan; and (iii) that Mr. Carberry, who did not participate in the 2017 bonus plan, would receive a one-seventh share of the amount of the 2018 bonus pool that is not assumed paid to Mr. McBride. However, each officer’s bonus may vary based on achievement of individual goals, and no individual executive officer was guaranteed any minimum amount, so the amount could in fact be zero.

(4)
The amounts in this column assume (i) an aggregate bonus pool equal to 100% of the 2018 Base Pool, which would have resulted from an actual 2018 financial outcome at the mid-point of our February 21, 2018 public guidance range of $545 million in total revenue and $255 million in non-GAAP adjusted EBITDA (note that our public guidance range was subsequently changed at various times throughout fiscal 2018); (ii) that Mr. McBride would receive the same percentage share of the bonus pool that he received under the 2017 bonus plan; and (iii) that Mr. Carberry, who did not participate in the 2017 bonus plan, would receive a one-seventh share of the amount of the 2018 bonus pool that is not assumed paid to Mr. McBride.

(5)
The amounts in this column assume the maximum possible bonus pool of 200% of the 2018 Base Pool, that Mr. McBride would receive the same percentage share of the bonus pool that he received under the 2017 bonus plan and that Mr. Carberry would receive a one-seventh share of the amount of the 2018 bonus pool that is not assumed paid to Mr. McBride. However, in the unlikely event that no other member of executive management received any bonus, and the Compensation Committee did not adjust the bonus pool as a result, any individual named executive officer could in theory be awarded the total amount of the bonus pool.

(6)
The option award to Mr. Bourgoine in 2018 was issued as an inducement to Mr. Bourgoine entering into employment with us, as permitted under NASDAQ rules. Such options vest with respect to 25% of the shares on the first anniversary of the date of grant and ratably each month thereafter for a period of 36 months, provided Mr. Bourgoine remains employed by us. The option awards granted to Mr. Jones and Ms. May during 2018 were all issued under our 2010 Equity Incentive Plan, as amended, and vest in 48 approximately equal monthly installments commencing one month after the date of grant, provided the optionee remains employed by us.

(7)
The amounts in this column represent the aggregate grant date fair value of option awards granted during 2018 computed in accordance with ASC 718. The assumptions for these amounts are included in Note 2 to our audited financial statements included in our Annual Report on Form 10-K for 2018.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on outstanding stock options held by the named executive officers at December 31, 2018:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive plan awards: number of unearned shares that have not vested (#)	Equity Incentive plan awards: market or payout value of unearned shares that have not vested ($)
Ken McBride	50,000 (1)	—	66.28	4/9/2025
	60,414 (2)	84,586 (2)	112.00	4/25/2027

Jeff Carberry	10,000 (3)	—	45.35	2/2/2025
	10,000 (4)	—	58.25	3/2/2025
	26,665 (5)	33,335 (5)	152.15	8/1/2027

Jonathan Bourgoine	—	60,000 (6)	201.00	2/26/2028

Nathan Jones	17,604 (7)	10,834 (7)	70.51	8/3/2025
	1,354 (8)	1,459 (8)	87.88	2/5/2026
	9,374 (9)	40,626 (9)	192.25	3/1/2028

Katie May	5,624 (9)	24,376 (9)	192.25	3/1/2028
	3,333 (10)	16,667 (10)	196.05	4/2/2028
					4,356 (11)	$677,968 (12)

(1)
These performance-based option awards issued under the 2010 Equity Incentive Plan, as amended, vested in equal monthly installments on the last day of each month over the 36 months following the November 18, 2015 close of the Endicia acquisition.

(2)	These option awards issued under the 2010 Equity Incentive Plan, as amended, vest in 36 approximately equal monthly installments of approximately 4,028 shares beginning with October 1, 2017.

(3)	These option awards issued under the 2010 Equity Incentive Plan, as amended, vested in 36 approximately equal monthly installments beginning on March 2, 2015.

(4)	These option awards issued under the 2010 Equity Incentive Plan, as amended, vested in 36 approximately equal monthly installments beginning on April 2, 2015.

(5)	These option awards issued under the 2010 Equity Incentive Plan, as amended, vest in 36 approximately equal monthly installments of approximately 1,667 shares beginning with September 1, 2017.

(6)
These option awards issued under the 2010 Equity Incentive Plan, as amended, vest with respect to 25% of the shares (i.e. 15,000 shares) on February 26, 2019, and with respect to the remaining 75% of the shares vest in 36 approximately equal monthly installments of 1,250 shares thereafter.

(7)
These option awards issued under the 2010 Equity Incentive Plan, as amended, vest with respect to 25% of the shares (i.e. 13,750 shares) on August 3, 2016, and with respect to the remaining 75% of the shares vest in 36 approximately equal monthly installments of approximately 1,146 shares thereafter.

(8)
These option awards issued under the 2010 Equity Incentive Plan, as amended, vest with respect to 25% of the shares (i.e. 1,250 shares) on February 5, 2017, and with respect to the remaining 75% of the shares vest in 36 approximately equal monthly installments of approximately 104 shares thereafter.

(9)
These option awards issued under the 2010 Equity Incentive Plan, as amended, vest in 48 approximately equal monthly installments beginning April 1, 2018. For Mr. Jones and Ms. May, such monthly installments are approximately 1,042 shares and 625 shares, respectively.

(10)	These option awards issued under the 2010 Equity Incentive Plan, as amended, vest in 48 approximately equal monthly installments of approximately 417 shares beginning May 2, 2018.

(11)
As of December 31, 2018, the 4,356 shares of stock earned under the Management Incentive Plan for performance in 2018 were issuable to Ms. May upon her continued employment on March 1, 2019, pursuant to the terms of the Management Incentive Plan.

(12)	Market value is based on our closing stock price of $155.64 on December 31, 2018.
OPTION EXERCISES AND STOCK VESTED

 The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and the vesting of other stock awards during 2018 by each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Ken McBride	40,337	$6,779,299
Jeff Carberry	—	$—
Jonathan Bourgoine	—	$—
Nathan Jones	—	$—
Katie May	—	$—	28,319 (2)	$5,646,921

(1)
Value realized on exercise is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the named executive officer.

(2)
Comprises shares of our common stock earned by Ms. May for performance in 2017 (and continued employment through March 1, 2018) pursuant to the Management Incentive Plan, which were valued at $5,646,921 on their March 29, 2018 date of issuance. A portion of such shares was retained by us for tax withholding purposes.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Mr. McBride has entered into a separation agreement with us such that in the event of (i) an involuntary termination by us without cause or (ii) a resignation by the executive or termination by us following a change of control, he will receive six months’ salary and benefits. The change of control payment will occur upon (y) any involuntary termination of Mr. McBride's employment following the change of control or (z) his resignation within two to nine months following the change of control. Except in the event of a change of control, no amounts would be due to any of our named executive officers in the event of a resignation or a termination with cause. The information below reflects the estimated value of the compensation to be paid by us to any named executive officer in the event of an involuntary termination without cause or a termination or resignation following a change in control. The amounts shown below assume that the triggering events occurred on December 31, 2018. The actual amounts that would be paid can only be determined at the time of the actual triggering event.

Name	Payment Upon Termination without Cause or Termination or Resignation Following Change in Control (1)
Ken McBride	$410,883

(1)	Assumes a monthly value of $1,376 for continued benefits.

In addition, our stock option plans provide that any optionee, including our named executive officers, whose service is “involuntarily terminated” within 18 months following a “change in control”, will have any unvested options that were assumed by the successor corporation become fully exercisable. A “change in control” is defined as the first to occur of: (i) any one person or entity or more than one person or entity acting as a group becoming the “beneficial owner” (as used in Section 13(d) of the Exchange Act) of more than 50% of the voting power of our capital stock; (ii) our Board ceasing to include a majority of members who either were on our Board two years prior to the relevant date or whose appointment, or nomination for election, to our Board was approved by a vote of a majority of the directors then in office; and (iii) any person, entity or group, subject to certain exceptions, acquiring, during any twelve month period, assets from us that have a fair market value greater than 50% of the total fair market value of all of our assets immediately before the acquisition or acquisitions. “Involuntary termination” is defined as the optionee’s involuntary dismissal or discharge by us for reasons other than misconduct, or the optionee’s voluntary resignation following: (i) a change in his or her position with us which materially reduces his or her responsibilities; (ii) a reduction in his or her level of compensation by more than 15%; or (iii) a relocation of the optionee’s place of employment by more than 50 miles, and this change, reduction or relocation is effected without the optionee’s consent.

Assuming triggering events occurred on December 31, 2018, the following amounts would then be earned as a result of the accelerated vesting of stock options for our named executive officers based on a closing stock price of $155.64 on December 31, 2018.

Name	Options Accelerated Upon Involuntary Termination following Change in Control (1)
Ken McBride	$3,691,333
Jeff Carberry	$116,339
Jonathan Bourgoine	$0
Nathan Jones	$1,021,160
Katie May	$0

(1)    Based on the fair market value of our common stock on December 31, 2018 minus the exercise price and does not reflect proceeds that might actually be received by the named executive officer.

CEO PAY RATIO
We are required by SEC rules and regulations to disclose a reasonable estimate of the ratio of the annual total compensation for our chief executive officer to the annual total compensation of our median employee. For the year ended December 31, 2018, the annual total compensation for our chief executive officer as reported in the Summary Compensation Table was $2,697,342, and the annual total compensation for our median employee was $83,113. For 2018, the annual total compensation of our chief executive officer was approximately 31 times that of our median employee.
For purposes of identifying our median employee, we examined our entire employee population as of our 2018 fiscal year end, which consisted of 1,181 total employees. Our MetaPack acquisition, which closed in August 2018, resulted in an increase to our headcount by approximately 53% and an increase in the portion of our employees that are non-U.S. employees. Therefore, rather than use the same median employee in our pay ratio calculation for 2018 as we had identified for 2017, we identified our 2018 median employee de novo. To determine our median employee, we used total compensation consisting of (i) base salary (or hourly wages including overtime) for the year ending December 31, 2018, (ii) bonuses paid in 2018, (iii) the grant date fair value of option awards granted in 2018 and (iv) the value of other compensation and perquisites, as our compensation measure that we applied consistently to all employees. For employees paid in a foreign currency, we converted amounts at the prevailing foreign exchange rates on December 31, 2018. We annualized the base salary amounts for permanent employees who commenced employment during 2018. For our non-U.S. employees who commenced employment during 2018 (generally as a result of our acquisition of MetaPack), we annualized their bonus payments, since the bonuses we paid to such employees were earned on a quarterly rather than annual basis. For MetaPack employees, we did not include any annual bonuses paid in 2018 prior to our acquisition.
For consistency, after identifying our median employee, except as described below, we calculated annual total compensation for our median employee on the same basis as annual total compensation is calculated for our named executive officers in the Summary Compensation Table (including the grant date fair value of awards granted in 2018 under our 2010 Equity Incentive Plan), accordingly, we did not include the cost of employer-sponsored health and welfare benefits in the calculation of either our chief executive officer’s or our median employee’s total annual compensation. Due to the timing of our annual employee review and bonus process, in calculating annual total compensation for our median employee, we used the bonus amounts paid to such employee in 2018, as opposed to amounts earned in 2018 some or all of which may not be paid until 2019.
As it has been our general practice to grant awards of stock options to our executive management team every three years, we expect that, historically, our CEO pay ratio would be significantly higher in years when our chief executive officer receives such grants and lower in the two intervening years (although we may make smaller more frequent awards of stock options to executives in the future, which would result in a more consistent CEO pay ratio). For example, if our chief executive officer had received an option grant in 2018 with the same grant date fair value as the one he received in 2017, then our chief executive officer’s annual compensation would have been $8,298,692, or approximately 100 times the annual compensation of our median employee of $83,113.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of April 15, 2019, by (i) all persons who are beneficial owners of more than 5% of our common stock, (ii) each director and nominee for director, (iii) our named executive officers and (iv) all current directors and executive officers as a group. We have relied upon information provided to us by our directors and executive officers and copies of documents sent to us that have been filed with the SEC by others for purposes of determining the number of shares each person beneficially owns. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Corporate Secretary, Stamps.com Inc., 1990 E. Grand Avenue, El Segundo, CA 90245. The percentage of ownership is based on 17,388,024 shares of our common stock issued and outstanding on April 15, 2019. Shares of our common stock issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days after April 15, 2019 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentages of Shares Beneficially Owned
Ken McBride (1)	136,661	*
Jeff Carberry (2)	66,352	*
Jonathan Bourgoine (3)	18,749	*
Nathan Jones (4)	43,867	*
Katie May (5)	26,361	*
Mohan P. Ananda (6)	654,524	3.67%
David C. Habiger (7)	15,572	*
G. Bradford Jones (8)	70,286	*
Theodore R. Samuels, II (9)	16,000	*

Other 5% Stockholders:

FMR LLC (10)	977,540	5.62%
245 Summer Street
Boston, Massachusetts 02210

BlackRock, Inc. (11)	2,633,238	15.14%
55 East 52nd Street
New York, NY 10055

The Vanguard Group (12)	1,763,020	10.14%
100 Vanguard Blvd.
Malvern, PA 19355

All directors and executive officers as a group (15 people) (13)	1,318,143	7.33%

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)	Includes 134,580 shares issuable upon exercise of options directly held by Mr. McBride that are presently exercisable or will become exercisable within 60 days of April 15, 2019.

(2)	Includes 56,665 shares issuable upon exercise of options directly held by Mr. Carberry that are presently exercisable or will become exercisable within 60 days of April 15, 2019.

(3)	Includes 18,749 shares issuable upon exercise of options directly held by Mr. Bourgoine that are presently exercisable or will become exercisable within 60 days of April 15, 2019.

(4)	Includes 43,331 shares issuable upon exercise of options directly held by Nathan Jones that are presently exercisable or will become exercisable within 60 days of April 15, 2019.

(5)	Includes 15,207 shares issuable upon exercise of options directly held by Ms. May that are presently exercisable or will become exercisable within 60 days of April 15, 2019.

(6)
Includes 15,000 shares issuable upon exercise of options directly held by Mr. Ananda that are presently exercisable or will become exercisable within 60 days of April 15, 2019. Includes: 548 shares held by Mr. Ananda; 464,500 shares held by Mr. Ananda in the Ananda Small Business Trust; 28,000 shares held by the Ananda Foundation; 144,077 shares held in trust for the benefit of Mr. Ananda's family; and 2,399 shares held beneficially for Mr. Ananda's children.

(7)	Includes 15,000 shares issuable upon exercise of options directly held by Mr. Habiger that are presently exercisable or will become exercisable within 60 days of April 15, 2019.

(8)	Includes 30,000 shares issuable upon exercise of options directly held by Brad Jones that are presently exercisable or will become exercisable within 60 days of April 15, 2019.

(9)
Includes 15,000 shares issuable upon exercise of options directly held by Mr. Samuels that are presently exercisable or will become exercisable within 60 days of April 15, 2019. Includes 1,000 shares held by the Ted and Lori Samuels Family Trust, dated July 3, 1996. Mr. Samuels disclaims beneficial ownership of the shares held by the trust, except to the extent of his pecuniary interest therein.

(10)
Information regarding FMR LLC’s beneficial ownership is based solely on a Schedule 13G/A it filed with the SEC on February 13, 2019. Abigail P. Johnson, as Director, Vice Chairman, CEO and President of FMR LLC, as well as through her family’s ownership of 49% of the voting power of FMR LLC and her being party to a shareholders’ voting agreement among all holders of FMR LLC’s Series B voting common shares, may be deemed to share beneficial ownership of the shares of our common stock held by FMR LLC.

(11)
Information regarding Blackrock, Inc.’s beneficial ownership is based solely on a Schedule 13G/A it filed with the SEC on January 31, 2019. BlackRock, Inc. shares beneficial ownership with a number of its subsidiaries, none of which individually beneficially owns 5% or more of our outstanding common stock, except for BlackRock Fund Advisors.

(12)
Information regarding The Vanguard Group’s beneficial ownership is based solely on a Schedule 13G/A it filed with the SEC on March 11, 2019. Various registered investment companies advised by The Vanguard Group, Inc. have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our common stock, although no single such company’s interest in our common stock is more than five percent of the total outstanding.

(13)	Includes an aggregate of 605,293 shares issuable upon exercise of options that are presently exercisable or will become exercisable within 60 days of April 15, 2019.

AUDIT COMMITTEE REPORT
The information contained in this section shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2018 included in our Annual Report on Form 10-K for that year.
Review with Management
The Audit Committee has reviewed and discussed these audited financial statements with our management.
Review and Discussions with Independent Auditors
The Audit Committee has discussed with our independent auditors, Ernst & Young LLP, the matters required to be discussed under Auditing Standards adopted by the Public Company Accounting Oversight Board.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees, regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.
Conclusion
Based on the review and discussions referred to above in this report, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
of the Board of Directors

Mohan Ananda
G. Bradford Jones
Theodore R. Samuels, II

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Procedures for Review and Ratification of Related Party Transactions
We have an informal policy requiring that all related party transactions be submitted to our Audit Committee members not involved in the transaction for review and advance approval. The Audit Committee is empowered to collect and review all material facts and all necessary data for each related party transaction. After review, the Audit Committee will only approve or ratify the transactions that are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as the Audit Committee determines in good faith.
Transactions with Mr. Ananda
Under our initial agreements with Mr. Ananda, we own all of the intellectual property developed by Mr. Ananda during the course of his employment and all of the intellectual property he developed for us before his formal employment began. Mr. Ananda resigned as our chief executive officer on January 1, 1999. In May 1999, we entered into a separation agreement and a license agreement with Mr. Ananda to formalize his resignation and to redefine his intellectual property rights. The license agreement reaffirms our ownership of the intellectual property invented by Mr. Ananda prior to and during his employment. In addition, the license agreement clarifies and narrows Mr. Ananda’s field of use restrictions to limit his license to a few narrowly defined electronic commerce applications that do not compete with our Internet postage service.
Management Incentive Plan
 In connection with the our acquisition of ShippingEasy, Inc., we entered into a Management Incentive Plan, dated as of July 1, 2016, by and among ShippingEasy, Inc., us and Ms. May as the Participant Representative (the "MIP"). The MIP was filed as an exhibit to the Company's Form 10-Q filed with the SEC on August 9, 2016. At the time we entered into the MIP, Ms. May was not a related person within the meaning of Item 404(a) of Regulation S-K. Pursuant to the MIP, among other things, we issued to Ms. May 10,892 shares, 28,319 shares and 4,356 shares of the Company's common stock in each of March 2017, March 2018 and March 2019 valued at approximately $1,293,980, $5,646,921 and $380,042, respectively, on the dates of issuance. A portion of each stock issuance under the MIP was retained by us for tax withholding purposes.
Indemnification of Directors and Officers
In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we entered into separate indemnification agreements with certain of our directors and officers. These agreements require us, among other things, to indemnify our directors and officers against expenses (including attorneys’ fees), judgments, fines and settlements paid by those individuals in connection with any action, suit or proceeding arising out of their status or service as our director or officer (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred in connection with any proceeding against them with respect to which they may be entitled to indemnification by us.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The members of our Board, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, which requires them to file with the SEC reports with respect to their ownership of our common stock and their transactions in our common stock and to furnish us with copies of those reports. Based solely on a review of copies of reports filed with the SEC under Section 16(a) and submitted to us and on written representations by certain of our directors and executive officers, we believe that all of our directors, executive officers and greater-than-10% stockholders filed all such required reports on a timely basis during 2018.

OTHER MATTERS
Other Matters to be Presented for Voting at the Annual Meeting
We know of no other matters that will be presented for consideration for voting at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board may recommend. Subject to SEC rules, discretionary authority with respect to other matters is granted by the execution of the enclosed proxy, unless you specifically withhold that power.
Annual Report
A copy of our annual report for 2018 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material. Our annual report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the Securities and Exchange Commission.
Form 10-K
We filed an annual report on Form 10-K for 2018 with the SEC on March 1, 2019. You may obtain a copy of that report, without charge, by writing to Investor Relations at Stamps.com Inc., 1990 E. Grand Avenue, El Segundo, CA 90245, or you can access copies of all our Securities and Exchange Commission filings on our website at http://investor.stamps.com/edgar.cfm.
By Order of the Board of Directors:
/s/ Ken McBride
Ken McBride, Chief Executive Officer
May 2, 2018

Annex A
(Board of Directors Compensation Peer Groups)

2017 Benchmarks
The following companies were included in our compensation benchmark group used in April 2017 to determine our Board of Directors cash compensation to become effective May 1, 2017:

Company Name
8X8 INC /DE/
ATLANTIC TELE NETWORK INC /DE
AVG TECHNOLOGIES N.V.
BADGER METER INC
BROOKS AUTOMATION INC
CALLIDUS SOFTWARE INC
CUBIC CORP /DE/
CVENT INC
DESCARTES SYSTEMS GROUP INC
ENGHOUSE SYSTEMS LTD.
ESCO TECHNOLOGIES INC
EVOLENT HEALTH, INC.
FABRINET
FIDESSA GROUP PLC
GENERAL COMMUNICATION INC
GIGAMON INC
GTT Communications, Inc.
GoPro, Inc.
INVENSENSE INC
IXIA
Interactive Intelligence Group, Inc.
KINAXIS INC.
KULICKE & SOFFA INDUSTRIES INC
METHODE ELECTRONICS INC
Marketo, Inc.
NETGEAR, INC
OCLARO, INC.
OMNICELL, Inc
OSI SYSTEMS INC
POLYCOM INC
PREMIER, INC.
PROGRESS SOFTWARE CORP /MA
Q2 Holdings, Inc.
QLOGIC CORP
QUALYS, INC.
RAMBUS INC
RUCKUS WIRELESS INC
SUPER MICRO COMPUTER, INC.
SYKES ENTERPRISES INC

SYNAPTICS INC
SYNTEL INC
VEECO INSTRUMENTS INC
VONAGE HOLDINGS CORP
2U, INC.
ACI WORLDWIDE, INC.
ACXIOM CORP
AMBARELLA INC
BOX INC
BRADY CORP
CABOT MICROELECTRONICS CORP
CELESTICA INC
COMMVAULT SYSTEMS INC
CREE INC
Cornerstone OnDemand Inc
DIEBOLD NIXDORF, INC
EBIX INC
ELECTRONICS FOR IMAGING INC
FAIRCHILD SEMICONDUCTOR INTERNATIONAL INC
FRONTIER COMMUNICATIONS CORP
Fleetmatics Group plc
GENERAC HOLDINGS INC.
GameStop Corp.
Groupon, Inc.
HUBSPOT INC
II-VI INC
INPHI Corp
Inovalon Holdings, Inc.
LIFELOCK, INC.
MAXLINEAR INC
MERCURY SYSTEMS INC
MacDonald, Dettwiler and Associates Ltd.
Manitoba Telecom Services Inc.
NEUSTAR INC
PLANTRONICS INC /CA/
PLEXUS CORP
RINGCENTRAL INC
SEMTECH CORP
SOLARCITY CORP
VIAVI SOLUTIONS INC.
ZYNGA INC
ADVANCED ENERGY INDUSTRIES INC
CACI INTERNATIONAL INC /DE/
FINISAR CORP
FIRST SOLAR, INC.
InterDigital, Inc.
LEXMARK INTERNATIONAL INC /KY/
REALPAGE INC
SANMINA CORP

SILICON LABORATORIES INC
VERINT SYSTEMS INC
YELP INC

Annex B
(Selected Compensation Peer Groups)

2018 Equilar Benchmarks

The following companies are included in our compensation benchmark groups used for our 2018 Compensation Decisions (all data from Equilar as of March 2018).

•	For our chairman and chief executive officer:

Company
ARRIS International plc
AVX Corp
BADGER METER INC
BOINGO WIRELESS INC
COMMVAULT SYSTEMS INC
CONNS INC
Coupa Software Inc
DST SYSTEMS INC
DUN & BRADSTREET CORP/NW
ENCORE WIRE CORP
ENGHOUSE SYSTEMS LTD.
EPLUS INC
ESCO TECHNOLOGIES INC
ETSY INC
FINISAR CORP
MENTOR GRAPHICS CORP
QUALYS, INC.
REALPAGE INC
SENDGRID, INC.
SHENANDOAH TELECOMMUNICATIONS CO/VA/
SYSTEMAX INC
WEST CORP

•	For our chief financial officer:

Company
2U, Inc.
8X8 INC /DE/
AMBARELLA INC
AMKOR TECHNOLOGY INC
APPFOLIO INC
APPIAN CORP
ARRIS International plc
AVX Corp
BADGER METER INC
Bankrate, Inc.
BENCHMARK ELECTRONICS INC
BLUCORA, INC.

BOINGO WIRELESS INC
BOTTOMLINE TECHNOLOGIES INC /DE/
BRADY CORP
BROADSOFT, INC.
BROOKS AUTOMATION INC
CACI INTERNATIONAL INC /DE/
CALLIDUS SOFTWARE INC
CIENA CORP
Cloudera, Inc.
COMMVAULT SYSTEMS INC
CORELOGIC, INC.
Coupa Software Inc
CRITEO S.A.
CSG SYSTEMS INTERNATIONAL INC
CUBIC CORP /DE/
DESCARTES SYSTEMS GROUP INC
DIODES INC /DEL/
DST SYSTEMS INC
DUN & BRADSTREET CORP/NW
ENCORE WIRE CORP
Endurance International Group Holdings, Inc.
ENGHOUSE SYSTEMS LTD.
EPLUS INC
ESCO TECHNOLOGIES INC
EVERTEC, Inc.
EXTREME NETWORKS INC
FARO TECHNOLOGIES INC
FIDESSA GROUP PLC
FINISAR CORP
FORESCOUT TECHNOLOGIES, INC
FORMFACTOR INC
GameStop Corp.
Groupon, Inc.
GTT Communications, Inc.
HEALTHEQUITY INC
HUBSPOT INC
II-VI INC
INFINERA Corp
INNOVIVA, INC.
INSIGHT ENTERPRISES INC
INSTRUCTURE INC
INTEGRATED DEVICE TECHNOLOGY INC
InterDigital, Inc.
INTERSIL CORP/DE
ITRON INC /WA/
J2 GLOBAL, INC.
JABIL INC
KEMET CORP
LORAL SPACE & COMMUNICATIONS INC.

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
MANHATTAN ASSOCIATES INC
Medidata Solutions, Inc.
Mellanox Technologies, Ltd.
MERCURY SYSTEMS INC
MICROSTRATEGY INC
MongoDB, Inc.
Morningstar, Inc.
NETGEAR, INC
NEUSTAR INC
NEW RELIC INC
NOVANTA INC
OCLARO, INC.
OMNICELL, Inc
PLANTRONICS INC /CA/
PLEXUS CORP
Premier, Inc.
Presidio, Inc.
PROS HOLDINGS, INC.
Pure Storage, Inc.
Q2 Holdings, Inc.
QUEBECOR, INC.
RAMBUS INC
REALPAGE INC
SANMINA CORP
SEMTECH CORP
SENDGRID, INC.
SILICON LABORATORIES INC
SOLAREDGE TECHNOLOGIES INC
SPS COMMERCE INC
SYKES ENTERPRISES INC
SYNAPTICS INC
SYSTEMAX INC
TECH DATA CORP
TIVO CORP
TrueCar, Inc.
TTM TECHNOLOGIES INC
UNITED STATES CELLULAR CORP
VARONIS SYSTEMS INC
VERINT SYSTEMS INC
VIASAT INC
VISHAY INTERTECHNOLOGY INC
VONAGE HOLDINGS CORP
WebMD Health Corp.
WEST CORP
WORKIVA INC
XPERI CORP
ZYNGA INC

•	For our chief technology officer

Company
2U, Inc.
ACI WORLDWIDE, INC.
AVX Corp
BOINGO WIRELESS INC
CABOT MICROELECTRONICS CORP
CALLIDUS SOFTWARE INC
CIENA CORP
Casa Systems Inc
Cornerstone OnDemand Inc
DUN & BRADSTREET CORP/NW
ETSY INC
FINISAR CORP
Gigamon Inc.
Gigamon Inc.
INNOVIVA, INC.
Inovalon Holdings, Inc.
MICROSTRATEGY INC
MINDBODY, Inc.
PEGASYSTEMS INC
Presidio, Inc.
Q2 Holdings, Inc.
ROGERS CORP
SILICON LABORATORIES INC
Straight Path Communications Inc.
UNITED STATES CELLULAR CORP
VISHAY INTERTECHNOLOGY INC
VONAGE HOLDINGS CORP

2019 Equilar Benchmarks

The following companies are included in our compensation benchmark groups used for our 2019 Compensation Decisions (all data from Equilar as of March 2019).

•	For our chairman and chief executive officer:

Company
Aspen Technology, Inc.
Boingo Wireless, Inc.
Bottomline Technologies, Inc.
Commvault Systems, Inc.
Coupa Software Incorporated
Ebix, Inc.
Enghous Systems Limited
InterXion Holding N.V.
Qualys, Inc.
RealPage, Inc.
Shenandoah Telecommunications Company
Stamps.com Inc.
Webjet Limited

•	For our chief financial officer:

Company
2U Inc
8x8, Inc.
Ambarella, Inc.
AppFolio, Inc.
Aspen Technology, Inc.
Avalara, Inc.
Alarm.com Holdings, Inc.
Altair Engineering Inc.
Badger Meter, Inc.
Boingo Wireless, Inc.
Bottomline Technologies, Inc.
Brooks Automation, Inc.
Callidus Software Inc.
Commvault Systems, Inc.
CyberArk Software Ltd.
Cloudera, Inc.
Cornerstone OnDemand, Inc.
Coupa Software Incorporated
Domo, Inc.
Ellie Mae, Inc.
EVERTEC, Inc.

Forescout Technologies, Inc.
FormFactor, Inc.
Fidessa Group PLC
Grubhub Inc.
HealthEquity, Inc.
HubSpot, Inc.
Instructure, Inc.
Iridium Communications Inc.
InterDigital, Inc.
Kinaxis Inc
LivePerson, Inc.
Manhattan Associates, Inc.
Mercury Systems, Inc.
MicroStrategy Incorporated
MongoDB, Inc.
Monolithic Power Systems, Inc.
Medidata Solutions, Inc.
Newmont Mining Corporation
New Relic, Inc.
NextGen Healthcare, Inc.
NIC Inc.
Novanta Inc.
Omnicell, Inc.
Progress Software Corporation
Proofpoint, Inc.
PROS Holdings, Inc.
Q2 Holdings, Inc.
Qualys, Inc.
Rambus Inc.
RealPage, Inc.
RingCentral, Inc.
Semtech Corporation
Shenandoah Telecommunications Company
SolarEdge Technologies, Inc.
SolarWinds Corporation
SPS Commerce, Inc.
Stamps.com Inc.
SailPoint Technologies Holdings, Inc.
SecureWorks Corp.
Descartes Systems Group Inc.
TiVo Corporation
Webjet Limited
Workiva Inc.
Xperi Corporation
Yext, Inc.
Zendesk, Inc.

•	For our chief technology officer

Company
2U Inc
Boingo Wireless, Inc.
Callidus Software Inc.
Cornerstone OnDemand, Inc.
Electro Scientific Industries Inc.
Ellie Mae, Inc.
Grubhub Inc.
HealthEquity, Inc.
LivePerson, Inc.
MicroStrategy Incorporated
NextGen Healthcare, Inc.
Progress Software Corporation
Q2 Holdings, Inc.
SendGrid, Inc.
Universal Display Corporation
Yext, Inc.
Zuora, Inc.

•	For the chief executive officers of our ShipStation and ShippingEasy subsidiaries:

Company
Bottomline Technologies, Inc.
Brooks Automation, Inc.
Cornerstone OnDemand, Inc.
EVERTEC, Inc.
Monolithic Power Systems, Inc.
Newmont Mining Corporation
Omnicell, Inc.
Progress Software Corporation
Proofpoint, Inc.
RealPage, Inc.
Semtech Corporation
Shenandoah Telecommunications Company
SunLink Health Systems, Inc.
TiVo Corporation
Universal Display Corporation
Xperi Corporation

Annex C
(Non-GAAP Financial Measures)

2018 Detailed Results

2018 total revenue was $586.9 million, up 25% compared to 2017. 2018 Mailing and Shipping revenue (which includes service, product and insurance revenue but excludes Customized Postage and Other revenue) was $567.3 million, up 26% versus 2017. 2018 Customized Postage revenue was $19.6 million, up 2% versus 2017.
2018 GAAP income from operations was $194.4 million, GAAP net income was $168.6 million, and GAAP net income per share was $8.99 based on 18.8 million fully diluted shares outstanding. This compares to 2017 GAAP income from operations of $163.5 million, GAAP net income of $150.6 million, and GAAP net income per share of $8.19 based on fully diluted shares outstanding of 18.4 million. 2018 GAAP income from operations, GAAP net income and GAAP income per fully diluted share increased by 19%, 12%, and 10% year-over-year, respectively.
2018 GAAP income from operations included $36.3 million of non-cash stock-based compensation expense, $18.3 million of non-cash amortization of acquired intangibles, and $3.1 million of transaction related expenses associated with the MetaPack acquisition and legal settlement expense related to the class action wage and hours case filed against us in February 2018. 2018 GAAP net income also included $374 thousand of non-cash amortization of debt issuance costs and $1.0 million of foreign currency loss related to the MetaPack acquisition. 2018 GAAP income tax expense was $22.3 million and non-GAAP income tax expense was $29.2 million resulting in a non-GAAP tax expense adjustment of $6.9 million. The non-GAAP tax expense adjustment primarily reflects the tax impact from higher non-GAAP income as compared to GAAP income at the effective tax rate for fiscal 2018. See the section later in this Annex C entitled “About Non-GAAP Financial Measures” for more information on how non-GAAP taxes are calculated. Excluding the non-cash stock-based compensation expense, non-cash amortization of acquired intangibles, and transaction related expenses associated with the MetaPack acquisition, and legal settlement expense, 2018 non-GAAP income from operations was $252.2 million. Also excluding non-cash amortization of debt issuance costs and foreign currency loss related to the MetaPack acquisition, and including the non-GAAP tax expense adjustment, 2018 non-GAAP adjusted income was $220.9 million or $11.78 per share based on 18.8 million fully diluted shares outstanding.
2017 GAAP income from operations included $40.8 million of non-cash stock-based compensation expense, $16.0 million of non-cash amortization of acquired intangibles, $6.0 million of executive consulting expense, and $1.9 million of one-time insurance proceeds relating to a prior legal settlement. 2017 GAAP net income also included $374 thousand of non-cash amortization of debt issuance costs. 2017 GAAP income tax expense was $9.6 million and non-GAAP income tax expense was $13.3 million resulting in a non-GAAP tax expense adjustment of $3.7 million. The non-GAAP tax expense adjustment primarily reflects the tax impact from higher non-GAAP income as compared to GAAP income at the effective tax rate for fiscal 2017. Excluding the non-cash stock-based compensation expense, non-cash amortization of acquired intangibles, executive consulting expense, and one-time insurance proceeds, 2017 non-GAAP income from operations was $224.5 million. Also excluding non-cash amortization of debt issuance costs and including the non-GAAP tax expense adjustment, 2017 non-GAAP adjusted income was $208.2 million or $11.33 per share based on 18.4 million fully diluted shares outstanding.
Therefore, 2018 non-GAAP income from operations, non-GAAP adjusted income and non-GAAP adjusted income per fully diluted share increased by 12%, 6% and 4% year-over-year, respectively.
Non-GAAP income from operations, non-GAAP adjusted income and non-GAAP adjusted income per share are described further in the “About Non-GAAP Financial Measures” section of this Annex C and are reconciled to the corresponding GAAP measures in the following tables (unaudited):

Reconciliation of Non-GAAP to GAAP Financial Measures (2018)

For the Year Ended December 31, 2018		Stock-Based	Intangible	Acquisition and	Debt
All amounts in millions except	GAAP	Compensation	Amortization	Litigation	Amortization	Income Tax	Non-GAAP
per share data:	Amounts	Expense	Expense	Settlement	Expense	Adjustments	Amounts
				Expenses

Cost of Revenues	$ 126.91	$ 2.95	0	0	0	0	$ 123.95
Research & Development	56.59	8.12	0	0	0	0	48.47
Sales & Marketing	112.08	6.89	0	0	0	0	105.19
General & Administrative	96.95	18.38	18.29	3.14	0	0	57.13
Total Expenses	392.53	36.35	18.29	3.14	0	0	334.75

Income (Loss) from Operations	194.40	(36.35)	(18.29)	(3.14)	0	0	252.18

Interest and Other Income (Loss)	(3.49)	0	0	(1.03)	(0.37)	0	(2.08)

Benefit (Expense) for Income Taxes	(22.27)	0	0	0	0	6.91	(29.18)

Adjusted Income (Loss)	168.64	(36.35)	(18.29)	(4.17)	(0.37)	6.91	220.93

On a diluted per share basis	$ 8.99	$ (1.94)	$ (0.98)	$ (0.22)	$ (0.02)	$ 0.37	$ 11.78

Shares used in per share calculation	18.76	18.76	18.76	18.76	18.76	18.76	18.76

Reconciliation of Non-GAAP to GAAP Financial Measures (2017)

For the Year Ended December 31, 2017		Stock-Based	Intangible	Executive	One-time	Debt
All amounts in millions except	GAAP	Compensation	Amortization	Consulting	Insurance	Amortization	Income Tax	Non-GAAP
per share data:	Amounts	Expense	Expense	Expenses	Proceeds	Expense	Adjustments	Amounts

Cost of Revenues	$ 79.23	$ 1.77	0	0	0	0	0	$ 77.45
Research & Development	46.21	9.03	0	0	0	0	0	37.17
Sales & Marketing	91.22	7.29	0	0	0	0	0	83.93
General & Administrative	88.55	22.73	15.99	6.00	(1.86)	0	0	45.68
Total Expenses	305.21	40.83	15.99	6.00	(1.86)	0	0	244.24

Income (Loss) from Operations	163.50	(40.83)	(15.99)	(6.00)	1.86	0	0	224.46

Interest and Other Income (Loss)	(3.26)	0	0	0	0	(0.37)	0	(2.88)

Benefit (Expense) for Income Taxes	(9.65)	0	0	0	0	0	3.69	(13.34)

Adjusted Income (Loss)	150.60	(40.83)	(15.99)	(6.00)	1.86	(0.37)	3.69	208.24

On a diluted per share basis	$ 8.19	$ (2.22)	$ (0.87)	$(0.33)	$ 0.10	$ (0.02)	$ 0.20	$ 11.33

Shares used in per share calculation	18.39	18.39	18.39	18.39	18.39	18.39	18.39	18.39

2018 GAAP Net Income and Non-GAAP Adjusted EBITDA

2018 GAAP net income was $168.6 million, up 12% compared to $150.6 million in 2017.
2018 non-GAAP adjusted EBITDA was $258.0 million, up 12% compared to $229.9 million in 2017.

Adjusted EBITDA is a non-GAAP financial measure which is described further in the “About Non-GAAP Financial Measures” section of this Annex C and is reconciled to GAAP net income in the following table (unaudited):

Reconciliation of Non-GAAP Adjusted EBITDA to GAAP Net Income (Unaudited)

	Twelve Months ended
All amounts in millions	December 31,
	2018	2017

GAAP Net Income (Loss)	$168.64	$150.60

Depreciation and Amortization expense	$24.10	$21.44
Interest & Other Expense (Income), net	$3.49	$3.26
Income Tax Expense (Benefit), net	$22.27	$9.65

Stock-based Compensation Expense	$36.35	$40.83
Executive Consulting Expense	$ --	$6.00
One-time Insurance Expense (Proceeds)	$ --	($1.86)
Acquisition and Litigation Settlement Expenses	$3.14	$ --

Adjusted EBITDA	$257.99	$229.92

About Non-GAAP Financial Measures

To supplement the Stamps.com Inc.’s (the “Company’s”) condensed consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP adjusted income, non-GAAP adjusted income per fully diluted share and adjusted EBITDA.
Non-GAAP financial measures are provided to enhance investors’ overall understanding of the Company’s financial performance and prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes the non-GAAP measures that: (1) exclude certain non-cash items including stock-based compensation expense, amortization of acquired intangibles, amortization of debt issuance costs, contingent consideration charges; (2) exclude certain expenses and gains such as acquisition related expenses, litigation settlement expenses, executive consulting expenses, insurance proceeds; and (3) includes income tax adjustments provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be reflective of our underlying operating performance.
Non-GAAP adjusted income is calculated as GAAP net income plus the cumulative impact of the adjustments outlined in the paragraph immediately above.
Non-GAAP adjusted income per fully diluted share is calculated as non-GAAP adjusted income divided by fully diluted shares. Prior to the third quarter 2016, the Company referred to non-GAAP adjusted income as non-GAAP net income.
Non-GAAP income tax expense for the first, second and third quarters of our fiscal year are calculated by multiplying the projected annual effective tax rate in that quarter by the non-GAAP adjusted income before taxes for the quarter. The projected annual effective tax rate does not reflect potential future employee option exercises in the remaining quarters of the fiscal year due to the inherent difficulty in forecasting employee option exercises. The projected annual effective tax rate also considers other factors including the Company’s tax structure and its tax positions in various jurisdictions where the Company operates. The actual annual effective tax rate realized for the fiscal year could differ materially from our projected annual effective tax rate used in the first, second and third quarters.
Non-GAAP income tax expense for the fourth quarter of the fiscal year is calculated by multiplying the actual effective tax rate for the fiscal year by the non-GAAP adjusted income before taxes for the fiscal year and subtracting the non-GAAP income tax expense or benefit reported in the first, second and third quarters. As a result, the fourth quarter reflects the tax impact of reconciling the first, second and third quarter projected annual effective rates to the actual effective tax rate for the fiscal year.
The projected non-GAAP full-year tax rate for 2019 is 30%.
Adjusted EBITDA as calculated in this Proxy Statement represents earnings before interest and other expense, net, interest and other income, net, income tax expense or benefit, depreciation and amortization and excludes certain items, such as stock-based compensation expense.
The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. These non-GAAP financial measures may differ from similarly titled measures used by other companies. Reconciliation of non-GAAP financial measures included in this Proxy Statement to the corresponding GAAP measures can be found in the financial tables of this Annex C.
The Company believes that non-GAAP financial measures, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of operating results against prior periods and allow for greater transparency of operating results. Management uses non-GAAP financial measures in making financial, operating, compensation and planning decisions. The Company believes non-GAAP financial measures facilitate management and investors in comparing the Company’s financial performance to that of prior periods as well as in performing trend analysis over time.

PROXY
This Proxy is Solicited on Behalf of the Board of Directors of
STAMPS.COM INC.

Annual Meeting of Stockholders, June 12, 2019
The undersigned stockholder of Stamps.com Inc. hereby revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 12, 2019 and the Proxy Statement, each dated May 2, 2019, and hereby appoints each of Ken McBride and Matthew A. Lipson, or either of them, as proxy and attorney-in-fact of the undersigned, with full power of substitution and revocation, on behalf and in the name of the undersigned, to represent the undersigned at the 2019 Annual Meeting of Stockholders and to vote all shares of common stock of STAMPS.COM INC. (the “Company”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2019 Annual Meeting of Stockholders to be held at Stamps.com Inc., 1990 E. Grand Avenue, El Segundo, CA 90245 on June 12, 2019 at 10:00 a.m. Pacific Daylight Savings Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1.	To elect two Class II directors to serve for a three-year term ending at the Company’s 2022 annual meeting of stockholders or until his successor is duly elected and qualified;
	Mohan P. Ananda	FOR ☐	WITHHOLD ☐
	David C. Habiger	FOR ☐	WITHHOLD ☐
2.	To approve, on a non-binding advisory basis, the Company’s executive compensation;
			FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2019.
			FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (I) FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ABOVE, (II) FOR APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPANY'S EXECUTIVE COMPENSATION, AND (III) FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR 2019. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT MAY PROPERLY BE BROUGHT BEFORE THE ANNUAL MEETING OF WHICH THE BOARD OF DIRECTORS DID NOT HAVE NOTICE PRIOR TO FEBRUARY 12, 2019.
MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT    ☐
PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE MEETING    ☐

Please print the name(s) appearing on each share certificate over which you have voting authority. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both must sign and date.

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